                                                                 EXHIBIT 10.25

                                   U.S. $25,000,000



                                   CREDIT AGREEMENT



                   ===============================================



                            STAR TELECOMMUNICATIONS, INC.

                                       BORROWER



                       THE FINANCIAL INSTITUTIONS NAMED HEREIN

                                       LENDERS



                                         AND



                                SANWA BANK CALIFORNIA

                                        AGENT



                   ===============================================



                            Dated as of September 30, 1997

                                  TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
                                       ARTICLE 1

                                      DEFINITIONS . . . . . . . . . . . . . . .   1
     1.1     DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.2     RULES AND INTERPRETATION . . . . . . . . . . . . . . . . . . . . .  14

                                       ARTICLE 2

                             THE REVOLVING CREDIT FACILITY. . . . . . . . . . .  15
     2.1     COMMITMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     2.2     OPTIONAL CURRENCIES. . . . . . . . . . . . . . . . . . . . . . . .  16
     2.3     ISSUANCE OF LETTERS OF CREDIT. . . . . . . . . . . . . . . . . . .  16
     2.4     COMMITMENT PERCENTAGE. . . . . . . . . . . . . . . . . . . . . . .  19
     2.5     TYPES OF LOANS . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     2.6     EVIDENCE OF OBLIGATIONS. . . . . . . . . . . . . . . . . . . . . .  20
     2.7     COMMITMENT REDUCTION . . . . . . . . . . . . . . . . . . . . . . .  20
     2.8     COMMITMENT TERMINATION . . . . . . . . . . . . . . . . . . . . . .  21
     2.9     REQUIRED PAYMENTS. . . . . . . . . . . . . . . . . . . . . . . . .  21
     2.10    UNUSED COMMITMENT FEE. . . . . . . . . . . . . . . . . . . . . . .  21
     2.11    FACILITY FEE . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     2.12    ADMINISTRATIVE FEES. . . . . . . . . . . . . . . . . . . . . . . .  21
     2.13    VOLUNTARY CONVERSION OF ADVANCES . . . . . . . . . . . . . . . . .  21
     2.14    NOTICE OF BORROWING. . . . . . . . . . . . . . . . . . . . . . . .  22
     2.15    COMMITMENT OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . .  23
     2.16    INTEREST . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     2.17    RATES APPLICABLE AFTER DEFAULT . . . . . . . . . . . . . . . . . .  23
     2.18    METHOD OF PAYMENT. . . . . . . . . . . . . . . . . . . . . . . . .  23
     2.19    TELEPHONIC NOTICES . . . . . . . . . . . . . . . . . . . . . . . .  24
     2.20    INTEREST PAYMENT DATES; INTEREST AND FEE BASIS . . . . . . . . . .  24
     2.21    NOTIFICATION OF LOAN, INTEREST RATES, PREPAYMENTS AND
             COMMITMENT REDUCTIONS. . . . . . . . . . . . . . . . . . . . . . .  25
     2.22    APPLICABLE LENDING OFFICES . . . . . . . . . . . . . . . . . . . .  25
     2.23    NON-RECEIPT OF FUNDS BY THE AGENT. . . . . . . . . . . . . . . . .  25
     2.24    WITHHOLDING TAX EXEMPTION. . . . . . . . . . . . . . . . . . . . .  26
     2.25    OPTIONAL PREPAYMENT. . . . . . . . . . . . . . . . . . . . . . . .  26
     2.26    OPTIONAL CURRENCY DOLLAR EQUIVALENT. . . . . . . . . . . . . . . .  27
     2.27    MANDATORY PREPAYMENTS. . . . . . . . . . . . . . . . . . . . . . .  27
     2.28    APPLICATION OF REPAYMENTS. . . . . . . . . . . . . . . . . . . . .  28
     2.29    INTEREST LIMITATION. . . . . . . . . . . . . . . . . . . . . . . .  29

                                       ARTICLE 3

                                CHANGE IN CIRCUMSTANCES . . . . . . . . . . . .  29
     3.1     YIELD PROTECTION . . . . . . . . . . . . . . . . . . . . . . . . .  29
     3.2     TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     3.3     REPLACEMENT OF LENDERS . . . . . . . . . . . . . . . . . . . . . .  31

                                       ARTICLE 4

                                 CONDITIONS PRECEDENT . . . . . . . . . . . . .  31

                                      -i-

     4.1     INITIAL LOAN OR LETTER OF CREDIT . . . . . . . . . . . . . . . . .  31
     4.2     ALL LOANS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     4.3     ALL LETTERS OF CREDIT. . . . . . . . . . . . . . . . . . . . . . .  33

                                       ARTICLE 5

                            REPRESENTATIONS AND WARRANTIES. . . . . . . . . . .  34
     5.1     AUTHORIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     5.2     ENFORCEABILITY . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     5.3     USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . .  34
     5.4     LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     5.5     FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . .  34
     5.6     TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     5.7     SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     5.8     ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     5.9     ACCURACY OF INFORMATION. . . . . . . . . . . . . . . . . . . . . .  35
     5.10    ORGANIZATION AND EXISTENCE . . . . . . . . . . . . . . . . . . . .  35
     5.11    CONSENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     5.12    INTELLECTUAL PROPERTY. . . . . . . . . . . . . . . . . . . . . . .  36
     5.13    DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     5.14    NATURE OF BUSINESS . . . . . . . . . . . . . . . . . . . . . . . .  36
     5.15    RANKING OF LOANS . . . . . . . . . . . . . . . . . . . . . . . . .  36
     5.16    INVESTMENT COMPANY ACTS; OTHER REGULATIONS . . . . . . . . . . . .  36
     5.17    ENVIRONMENTAL MATTERS. . . . . . . . . . . . . . . . . . . . . . .  37
     5.18    TITLE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     5.19    FICTITIOUS NAME FILING NOTICES . . . . . . . . . . . . . . . . . .  37

                                       ARTICLE 6

                                  FINANCIAL COVENANTS . . . . . . . . . . . . .  37
     6.1     CAPITAL EXPENDITURES . . . . . . . . . . . . . . . . . . . . . . .  37
     6.2     MINIMUM TOTAL LEVERAGE RATIO . . . . . . . . . . . . . . . . . . .  37
     6.3     MINIMUM TANGIBLE NET WORTH . . . . . . . . . . . . . . . . . . . .  37
     6.4     MINIMUM CURRENT RATIO. . . . . . . . . . . . . . . . . . . . . . .  38
     6.5     MINIMUM CASH FLOW COVERAGE . . . . . . . . . . . . . . . . . . . .  38
     6.6     PROFITABILITY. . . . . . . . . . . . . . . . . . . . . . . . . . .  38

                                       ARTICLE 7

                                 AFFIRMATIVE COVENANTS. . . . . . . . . . . . .  38
     7.1     FINANCIAL REPORTING. . . . . . . . . . . . . . . . . . . . . . . .  38
     7.2     USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . .  41
     7.3     NOTICE OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . .  41
     7.4     CONDUCT OF BUSINESS. . . . . . . . . . . . . . . . . . . . . . . .  41
     7.5     RECORDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     7.6     INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     7.7     COMPLIANCE WITH LAWS . . . . . . . . . . . . . . . . . . . . . . .  41
     7.8     MAINTENANCE OF PROPERTIES. . . . . . . . . . . . . . . . . . . . .  42
     7.9     INSPECTION/AUDITS. . . . . . . . . . . . . . . . . . . . . . . . .  42

                                       ARTICLE 8

                                  NEGATIVE COVENANTS. . . . . . . . . . . . . .  42
     8.1     DEBT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

                                       -ii-

     8.2     MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     8.3     SALE OF ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     8.4     SALE OF ACCOUNTS . . . . . . . . . . . . . . . . . . . . . . . . .  44
     8.5     ACQUISITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     8.6     AFFILIATES . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     8.7     ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     8.8     ENCUMBRANCES AND LIENS . . . . . . . . . . . . . . . . . . . . . .  45
     8.9     LOANS, ADVANCES AND GUARANTIES . . . . . . . . . . . . . . . . . .  45
     8.10    INVESTMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     8.11    DIVIDENDS AND DISTRIBUTIONS. . . . . . . . . . . . . . . . . . . .  45

                                       ARTICLE 9

                                       DEFAULTS . . . . . . . . . . . . . . . .  46
     9.1     PAYMENT DEFAULTS.. . . . . . . . . . . . . . . . . . . . . . . . .  46
     9.2     REPRESENTATIONS AND WARRANTIES.. . . . . . . . . . . . . . . . . .  46
     9.3     OTHER LOAN DOCUMENT DEFAULTS.. . . . . . . . . . . . . . . . . . .  46
     9.4     BANKRUPTCY.. . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     9.5     OTHER AGREEMENTS.. . . . . . . . . . . . . . . . . . . . . . . . .  46
     9.6     ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
     9.7     JUDGMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
     9.8     LOAN DOCUMENTS . . . . . . . . . . . . . . . . . . . . . . . . . .  47
     9.9     CHANGE OF CONTROL. . . . . . . . . . . . . . . . . . . . . . . . .  47
     9.10    MATERIAL ADVERSE EFFECT. . . . . . . . . . . . . . . . . . . . . .  47

                                       ARTICLE 10

                          ACCELERATION, WAIVERS AND AMENDMENTS. . . . . . . . .  47
     10.1    ACCELERATION . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
     10.2    CASH COLLATERAL. . . . . . . . . . . . . . . . . . . . . . . . . .  48
     10.3    ADDITIONAL REMEDIES. . . . . . . . . . . . . . . . . . . . . . . .  48
     10.4    AMENDMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
     10.5    PRESERVATION OF RIGHTS . . . . . . . . . . . . . . . . . . . . . .  48

                                      ARTICLE 11

                                  GENERAL PROVISIONS. . . . . . . . . . . . . .  49
     11.1    SURVIVAL OF REPRESENTATIONS. . . . . . . . . . . . . . . . . . . .  49
     11.2    GOVERNMENTAL REGULATION. . . . . . . . . . . . . . . . . . . . . .  49
     11.3    HEADINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     11.4    ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . .  49
     11.5    SEVERAL OBLIGATIONS; BENEFITS OF THIS AGREEMENT. . . . . . . . . .  49
     11.6    EXPENSES; INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . .  49
     11.7    NUMBERS OF DOCUMENTS . . . . . . . . . . . . . . . . . . . . . . .  50
     11.8    SEVERABILITY OF PROVISIONS . . . . . . . . . . . . . . . . . . . .  50
     11.9    NONLIABILITY OF LENDERS. . . . . . . . . . . . . . . . . . . . . .  50
     11.10   CHOICE OF LAW. . . . . . . . . . . . . . . . . . . . . . . . . . .  50
     11.11   CONSENT TO JURISDICTION. . . . . . . . . . . . . . . . . . . . . .  50
     11.12   WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . . .  51
     11.13   INTEGRATION CLAUSE . . . . . . . . . . . . . . . . . . . . . . . .  51
     11.14   CONFIDENTIALITY. . . . . . . . . . . . . . . . . . . . . . . . . .  51
     11.15   DISPUTE RESOLUTION . . . . . . . . . . . . . . . . . . . . . . . .  51

                                   ARTICLE 12

                                    -iii-

                                    THE AGENT. . . . . . . . . . . . . . . . .   52
     12.1    APPOINTMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     12.2    POWERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     12.3    GENERAL IMMUNITY . . . . . . . . . . . . . . . . . . . . . . . . .  53
     12.4    NO RESPONSIBILITY FOR LOANS, RECITALS, ETC.. . . . . . . . . . . .  53
     12.5    ACTION ON INSTRUCTIONS OF LENDERS. . . . . . . . . . . . . . . . .  53
     12.6    EMPLOYMENT OF AGENTS AND COUNSEL . . . . . . . . . . . . . . . . .  53
     12.7    RELIANCE ON DOCUMENTS; COUNSEL . . . . . . . . . . . . . . . . . .  53
     12.8    AGENT'S REIMBURSEMENT AND INDEMNIFICATION. . . . . . . . . . . . .  54
     12.9    RIGHTS AS A LENDER . . . . . . . . . . . . . . . . . . . . . . . .  54
     12.10   LENDER CREDIT DECISION . . . . . . . . . . . . . . . . . . . . . .  54
     12.11   SUCCESSOR AGENT. . . . . . . . . . . . . . . . . . . . . . . . . .  54

                                   ARTICLE 13

                               SETOFF; RATABLE PAYMENTS . . . . . . . . . . . .  55
     13.1    SETOFF . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
     13.2    RATABLE PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . .  56

                                   ARTICLE 14

                  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS . . . . . .  56
     14.1    SUCCESSORS AND ASSIGNS . . . . . . . . . . . . . . . . . . . . . .  56
     14.2    PARTICIPATIONS . . . . . . . . . . . . . . . . . . . . . . . . . .  56
     14.3    ASSIGNMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
     14.4    DISSEMINATION OF INFORMATION . . . . . . . . . . . . . . . . . . .  58
     14.5    TAX TREATMENT. . . . . . . . . . . . . . . . . . . . . . . . . . .  59

                                   ARTICLE 15

                                     NOTICES. . . . . . . . . . . . . . . . . .  59
     15.1    GIVING NOTICE. . . . . . . . . . . . . . . . . . . . . . . . . . .  59
     15.2    CHANGE OF ADDRESS. . . . . . . . . . . . . . . . . . . . . . . . .  59

                                   ARTICLE 16

                                  COUNTERPARTS. . . . . . . . . . . . . . . . .  59


SCHEDULE 1 - LENDERS AND APPLICABLE LENDING OFFICES
SCHEDULE 2 - SUBSIDIARIES
SCHEDULE 3 - DEBT
SCHEDULE 4 - CORPORATE INVESTMENT POLICY
SCHEDULE 5 - APPROVED ACCOUNT DEBTORS

EXHIBIT A - FORM OF NOTE
EXHIBIT B - COMPLIANCE CERTIFICATE
EXHIBIT C - ASSIGNMENT AGREEMENT
EXHIBIT D - FORM OF NOTICE OF BORROWING
EXHIBIT E - FORM OF BORROWING BASE CERTIFICATE
EXHIBIT F - FORM OF BORROWER COUNSEL OPINION

                                   CREDIT AGREEMENT

     This Credit Agreement, dated as of September 30, 1997, is among STAR TELECOMMUNICATIONS, INC., a Delaware corporation (the "Borrower"), the financial institutions party hereto (together with their respective successors and permitted assigns, the "Lenders") and SANWA BANK CALIFORNIA ("Sanwa"), as Agent. The parties hereto agree as follows:


                                       RECITALS

     WHEREAS, the Borrower wishes to obtain commitments from all Lenders for pro rata credit extensions under a multicurrency revolving credit and letter of credit facility in an aggregate amount not to exceed $25,000,000 at any time outstanding, such credit being available on a committed basis as (i) pro rata multicurrency revolving loans in an aggregate amount at any time outstanding not to exceed $10,000,000, (ii) commercial or standby letters of credit in an aggregate amount at any time issued and outstanding not to exceed $8,000,000, shared by the Lenders on a pro rata risk participation basis and (iii) pro rata U.S. Dollar revolving loans in an aggregate amount at any time outstanding not to exceed $25,000,000.

     WHEREAS, the Lenders have agreed, on the terms and conditions herein set forth, to extend credit to the Borrower for the purposes of financing the conversion of receivables into cash and to provide letters of credit and foreign exchange capabilities in support of the Borrower's normal operations.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

     1.1  DEFINITIONS.  As used in this Agreement:

     "ACCOUNTS" means all presently existing and hereafter arising accounts receivable, contract rights, chattel paper, and all other forms of obligations owing to the Borrower, payable in Dollars or in any Optional Currency consented to by the Lenders, arising out of the sale or lease of goods, or the rendition of services by the Borrower, whether or not earned by performance, and any and all credit insurance, guaranties and other security therefor.

     "ACCOUNT DEBTOR" means any obligor on an Account.

     "ADVANCE" means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Lenders to the Borrower of the same Type and, in the case of a Fixed Rate Loan, for the same Interest Period.

     "AFFILIATE" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise; provided that control shall be conclusively presumed when any Person or affiliated group directly or indirectly owns 10% or more of the securities having ordinary voting power for the election of directors of a corporation.

     "AGENT" means Sanwa in its capacity as administrative agent for the Lenders pursuant to Article 12, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article 12.

     "AGGREGATE AVAILABLE COMMITMENT" means the aggregate of the Available Commitments of all the Lenders.

     "AGGREGATE COMMITMENT" means the aggregate of the Commitments of all the Lenders.

     "AGREEMENT" means this Credit Agreement, as it may be amended or modified and in effect from time to time.

     "AGREEMENT ACCOUNTING PRINCIPLES" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.5 (except for changes concurred to by the Borrower's independent public accountants and the Required Lenders).

     "APPLICABLE LENDING OFFICE" means for any Lender, its office for Fixed Rate Loans and Reference Rate Loans, specified in Schedule 1 or in the Assignment and Acceptance pursuant to which it became a party hereto, as the case may be, any of which offices may, upon 10 days' prior written notice to the Agent and the Borrower, be changed by such Lender.

     "APPLICABLE MARGIN": for each Fixed Rate Loan is 1.75%.

     "ARTICLE" means an article of this Agreement unless another document is specifically referenced.

     "ASSIGNMENT AND ACCEPTANCE" means an Assignment and Acceptance in the form of Exhibit C hereto.

     "AUTHORIZED OFFICER" means any of the Chairman, Chief Executive Officer, President, Chief Financial Officer, Controller or Treasurer (specifically authorized by the Borrower) of the Borrower, acting singly.

     "AVAILABLE COMMITMENT" means, with respect to each Lender, the amount by which (i) the Commitment of each Lender on such date exceeds (ii) the sum of
(a) the aggregate principal sum of such Lender's Loans outstanding, (b) such Lender's Commitment Percentage of the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (c) such Lender's Commitment Percentage of the aggregate amount of unreimbursed drawings under all Letters of Credit on such date.

     "BORROWER" is defined in the first paragraph hereof.

     "BORROWING BASE" shall mean, as at any date, the lesser of (i) 75% of the aggregate Eligible Accounts Receivable and (ii) the Aggregate Available Commitment.

     "BORROWING BASE CERTIFICATE" shall mean a certificate of an Authorized Officer of the Borrower, in substantially the form of Exhibit E and appropriately completed.

     "BORROWING DATE" means a date on which an Advance is made hereunder.

     "BUSINESS DAY" means any day (i) other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in Los Angeles, California and (ii) if the applicable Business Day relates to a Loan in an Optional Currency, on which dealings in foreign currency and exchange are carried on in the relevant local money market.

     "CAPITAL EXPENDITURES" means, for any period, for any person or entity, the aggregate of all expenditures which are made during such period (whether paid in cash or accrued as liabilities), by such person or entity, for property, plant or equipment and which would be reflected as additions to property, plant or equipment on a balance sheet of such person or entity prepared in accordance with Agreement Accounting Principles (including, without limitation, all such property held under Capitalized Leases).

     "CAPITALIZED LEASE" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "CASH FLOW COVERAGE RATIO" means for the Borrower and its Subsidiaries on a Consolidated Basis, determined as of the end of each fiscal quarter for the period of four fiscal quarters then ended (commencing January 1, 1997 with annualized results until December 31, 1997), the ratio of EBITDA minus income taxes paid to the current portion of long-term debt and Capitalized Leases and Interest Expense then due and payable.

     "CHANGE OF CONTROL" means (i) the acquisition by any Person (including any syndicate or group deemed to be a "Person" under Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any successor provision to either of the foregoing) of beneficial ownership, directly or indirectly, of shares of capital stock of the Borrower entitling such Person to exercise more than 50% of the total voting power of all voting shares of the Borrower; or (ii) any consolidation of the Borrower with, or merger of the Borrower into, any other Person, any merger of another Person into the Borrower, or any sale or transfer of all or substantially all of the assets of the Borrower to another Person other than (a) a consolidation or merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock other than shares of capital stock owned by any of the parties to the consolidation or merger and in which the Consolidated Tangible Net Worth of their surviving corporation immediately after the transaction equals or exceeds the Consolidated Tangible Net Worth of the Borrower immediately prior to such transaction or (b) a merger which is effected solely to change the jurisdiction of incorporation of the Borrower or (c) any consolidation with or merger of the Borrower into a Subsidiary of the Borrower with the prior written consent of the Lenders or any sale or transfer by the Borrower with the written consent of the Lenders of all or substantially all of its assets to one or more of its wholly-owned Subsidiaries in any one transaction or a series of transactions, provided that in each case set forth in clause (ii) hereof that the resulting corporation or each Subsidiary assumes or guaranties the obligation of the Borrower under this Agreement and other Loan Documents and the Consolidated Tangible Net Worth of the surviving or acquiring corporation and any such consolidation, merger or sale of assets immediately after the consummation of such transaction equals or exceeds the Consolidated Tangible Net Worth of the Borrower immediately prior to such transaction.

     "CLOSING DATE" means the date on which all the conditions precedent set forth in Section 4.1 shall have been satisfied or waived and this Agreement becomes effective.

     "CODE" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, including the regulations proposed or promulgated thereunder.

     "COMMITMENT" means, for each Lender, the obligation of such Lender to make Loans and participate in Letters of Credit not exceeding the amount set forth opposite its name on Schedule 1 hereto or as set forth in any Assignment and Acceptance relating to any assignment that has become effective pursuant to
Section 14.3, as such amount may be modified from time to time pursuant to the terms hereof.

     "COMMITMENT PERCENTAGE" means as to any Lender at any time, the percentage of the Aggregate Commitments then constituted by such Lender's Commitments.

     "COMPLIANCE CERTIFICATE" has the meaning set forth in Section 7.1(iii).

     "CONSOLIDATED," "CONSOLIDATING" and "ON A CONSOLIDATED BASIS," when describing financial statements, refers to those of the Borrower and its Subsidiaries.

     "CONTINGENT LIABILITIES" means with respect to the Borrower and its Subsidiaries, contingent liabilities as determined in accordance with Agreement Accounting Principles.

     "CONTROL" means the power to direct or cause the direction of the management or policies of a Person, whether through rights of ownership under voting securities, under contract or otherwise, and "Controlling" and "Controlled" shall have meanings correlative thereto.

     "CONTROLLED GROUP" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

     "CONVERSION/CONTINUATION NOTICE" is the notice referred to in Section 2.13.

     "CURRENT ASSETS" means with respect to the Borrower and its Subsidiaries, current assets, including cash and net trade Accounts, determined on a Consolidated Basis in accordance with Agreement Accounting Principles.

     "CURRENT LIABILITIES" means with respect to the Borrower and its Subsidiaries, current liabilities, including all amounts outstanding hereunder, determined on a Consolidated Basis in accordance with Agreement Accounting Principles.

     "DEBT" of any Person means without duplication (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional-sale or other title-retention agreement with respect to property acquired by such Person, (iv) that portion of the obligations of such Person as lessee under leases that have been or should be, in accordance with Agreement Accounting Principles, recorded on the Borrower's balance sheet as Capitalized Leases, (v) all obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to secure a credit against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause
(i), (ii), (iii) or (iv) above and (vi) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

     "DEFAULT" means any Event of Default and any default, event or condition that would, with the giving of any requisite notice and the passage of any requisite period of time, constitute an Event of Default.

     "DISTRIBUTIONS" means the declaration or payment of any dividend or distribution on or in respect to any shares of any class of capital stock, any partnership interest or any membership interest of any Person, other than dividends or other distributions payable solely in shares of common stock, partnership interests or membership units of such Person, as the case may be; the purchase, redemption or other retirement of any shares of any class of capital stocks, partnership interests or membership units of such Person, directly or indirectly, through a Subsidiary or otherwise; the return of equity capital by any Person to its shareholders, partners or members as such; or any other distribution on or in respect of any shares of any class of capital stock, partnership interests or membership unit of such Person.

     "DOLLARS" or "$" shall mean lawful money of the United States of America.

     "DOLLAR EQUIVALENT" means with respect to any amounts denominated in a currency other than Dollars, the amount (as conclusively ascertained by the Agent absent manifest error) in Dollars which is or could be purchased by the Agent (in accordance with its normal banking practices) with such amounts denominated in such other currency in the foreign currency deposits market for delivery on such date at the spot rate of exchange, at or about 11:00 a.m., local time in the foreign currency deposits market, on the date of determination.

     "DRAWING LENDER" has the meaning set forth in Section 2.3(iii).

     "EBITDA" means for any period, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, Net Income after eliminating extraordinary gains and losses, PLUS (i) provisions for taxes,
(ii) depreciation and amortization, (iii) Interest Expense, (iv) all non-cash costs and (v) taxes paid in cash for such applicable period.

     "ELIGIBLE ACCOUNT RECEIVABLE" means those Accounts, net of finance charges, which have been earned by performance, which are by their terms due and payable within 31 days, or less, from the date of the invoice, have been validly assigned to the Agent and strictly comply with all the Borrower's warranties and representations to the Lenders, but Eligible Accounts shall not include the following:

       (i) unless an Account of any Account Debtor set forth in Section 5, any Account with respect to which the Account Debtor is an officer, shareholder, director, employee or agent of the Borrower;

      (ii) any Account with respect to which the Account Debtor is a Subsidiary of, related to, or affiliated or has common officers or directors with the Borrower;

     (iii) any Account relating to goods placed on consignment, guarantied sale or other terms by reason of which the payment by the Account Debtor may be conditional;

     (iv) any Account with respect to which the Account Debtor is not a resident of the United States or Canada, unless agreed to by the Required Lenders;

      (v) any Account with respect to which the Account Debtor is the United States or any department, agency or instrumentality of the United States unless agreed to by the Required Lenders;

     (vi) any Swap-Check Account, provided, however, that up to $5,000,000 of Swap-Check Accounts may be included as Eligible Accounts;

    (vii) any Account with respect to which there is asserted a defense, counterclaim, discount or setoff, whether well-founded or otherwise, but only to the extent thereof and except for those discounts, allowances and returns arising in the ordinary course of the Borrower's business;

   (viii) any Account with respect to which the account debtor becomes insolvent, fails to pay his debts as they mature or goes out of business or is owned by an account debtor which has become a subject of a proceeding under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions or extensions with all or substantially all of its creditors;

     (ix) all Accounts owed by an Account Debtor with respect to which 25% or more of the aggregate Dollar amount of its accounts are not paid within 30 days from the due date of the invoice;

      (x) any Account that is not paid by the account debtor within 30 days of its due date;

     (xi) unless an Account of an Account Debtor set forth on Schedule 5 or unless approved by the Required Lenders, that portion of the Accounts owed by any single Account Debtor which exceeds 15% of all of the Accounts; and

    (xii) any Account which the Bank deems not to be an Eligible Account.

     "ELIGIBLE ASSIGNEE" means (i) a commercial bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $250,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States; (iii) an insurance company or other financial institution or an investment fund that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $250,000,000;
(iv) any Affiliate of an existing Lender; and (v) any other Person approved by the Agent and, in the absence of any Default, the Borrower; provided, however, that an Affiliate of the Borrower shall not qualify as an Eligible Assignee.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

     "EUROCURRENCY LIABILITIES" has the meaning set forth in Regulation D of the Board of Governors of the Federal Reserve System.

     "EVENT OF DEFAULT" has the meaning set forth in Section 9.

     "FACILITY TERMINATION DATE" means July 1, 1999, unless accelerated pursuant to Section 10.1.

     "FED FUNDS RATE" means above the overnight federal funds effective rate, as published by the Board of Governors of the Federal Reserve System as in effect from time to time.

     "FIXED RATE" means the actual cost of funds, adjusted for all reserves, incurred by the Agent at the time of a Fixed Rate Loan hereunder.

     "FIXED RATE LOAN" means a Loan when it bears interest at the Fixed Rate plus the Applicable Margin.

     "FUNDED DEBT" means the sum of the outstanding principal balance of all Debt of the Borrower and its Subsidiaries on a Consolidated Basis described in clauses (i), (ii), (iii) and (iv) of the definition of "Debt" set forth herein.

     "GOVERNMENTAL PERSON" means, whether domestic or foreign, any national, federal, state or local government, any political subdivision thereof or any governmental, quasi-governmental, judicial, public or regulatory instrumentality, authority, body or entity, including the Federal Deposit Insurance Corporation, the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, any central bank and any comparable authority.

     "GOVERNMENTAL RULE" means any treaty, law, rule, regulation, ordinance, order, code, judgment, decree, directive, interpretation, request, guideline, policy or similar form of decision of any Governmental Person.

     "INTEREST EXPENSE" means as of any date, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, the sum of
(i) the amount of all interest on Funded Debt which was paid, payable and/or accrued for such period (without duplication of previous amounts) and (ii) all commitment, letter of credit or line of credit fees paid, payable and/or accrued for such period (without duplication of previous amounts) to any lender in exchange for such lender's commitment to lend.

     "INTEREST PERIOD" means, with respect to a Fixed Rate Loan, a period of up to 90 days (subject to availability by the Lenders), commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date up to 90 days thereafter. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day. No Interest Period may end after the Facility Termination Date.

     "LENDERS" is defined in the first paragraph hereof.

     "LETTER OF CREDIT" shall have the meaning set forth in Section 2.1.

     "LETTER OF CREDIT AMOUNT" means the stated maximum amount available to be drawn under a particular Letter of Credit, as such amount may be reduced or reinstated from time to time in accordance with the terms of such Letter of Credit.

     "LETTER OF CREDIT FEE" means an amount equal to the product of (i) 1.75% and (ii) the Letter of Credit Amount of each standby Letter of Credit.

     "LETTER OF CREDIT REQUEST" means a request by the Borrower for the issuance of a Letter of Credit, on the Agent's standard form of standby and/or commercial letter of credit application and agreement (or any successor standard agreement) and containing terms and conditions satisfactory to the Agent in its sole discretion.

     "LIEN" means any voluntary or involuntary lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including the lien or retained title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

     "LOAN" means, with respect to a Lender, a Fixed Rate Loan or a Reference Rate Loan.

     "LOAN DOCUMENTS" means this Agreement, any Letter of Credit Requests, the Letters of Credit, the Security Agreement, UCC-1 Financing Statements and the Notes executed by the Borrower in connection herewith and any other agreement executed by the Borrower in connection herewith, as such agreements and documents may be amended, supplemented and otherwise modified from time to time in accordance with the terms hereof.

     "MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

     "MULTIEMPLOYER PLAN" means a Plan that is a "multiemployer plan" as defined in Section 3(37) or 4001(i)(3) of the Borrower's ERISA Plan.

     "NET INCOME" means for the Borrower and its Subsidiaries on a Consolidated Basis, net income as determined in accordance with Agreement Accounting Principles.

     "NOTES" mean promissory notes, in substantially the form of Exhibit A hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

     "NOTICE OF ASSIGNMENT" is defined in Section 14.3(ii).

     "OBLIGATIONS" means all unpaid principal of and accrued and unpaid interest on the Notes, the obligation to reimburse drawings under Letters of Credit (including the contingent obligation to reimburse any drawings under outstanding Letters of Credit), all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party hereunder arising under the Loan Documents.

     "OPTIONAL CURRENCIES" means the currencies of Great Britain, France, Germany, Australia or any other currency acceptable to the Agent freely tradable in the offshore interbank market and which is freely convertible into Dollars.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "PERSON" means any natural person, corporation, firm, limited liability company, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

     "PLAN" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code maintained by or contributed to by the Borrower or any member of the Controlled Group.

     "PROPERTY" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.


     "PURCHASERS" is defined in Section 14.3(i).

     "REFERENCE RATE" means the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the annual rate of interest announced from time to time by the Agent at its head office in Los Angeles, California, as its corporate reference rate (which is a rate set by the Agent based upon various factors including general economic and market conditions, is used as a reference point for pricing certain loans and the Agent may price its loan at, above or below such rate).

     "REFERENCE RATE LOAN" means a Loan when it bears interest at the Reference Rate.

     "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

     "REGULATION U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

     "REPORTABLE EVENT" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Single Employer Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of
Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either
Section 4043(a) of ERISA or Section 412(d) of the Code.

     "REQUIRED LENDERS" means Lenders in the aggregate having at least 66 2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66 2/3% of the aggregate unpaid principal amount of the outstanding Loans. Any Lender which has refused to make available its Commitment Percentage of any Advance or to fund its portion of any Loan or Letter of Credit shall not be included in this calculation.

     "REQUIREMENT OF LAW" means as to any Person, the articles or certificate of incorporation of such Person, and any material law, treaty, rule or regulation, determination or policy statement or interpretation of an arbitrator or a court or other Governmental Person, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

     "RESERVE PERCENTAGE" means, for any Interest Period for any Fixed Rate Loan, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirements (including any emergency, supplemental or other marginal reserve requirement) for the Agent with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on such Fixed Rate Loan is determined) having a term equal to such Interest Period.

     "SANWA" is defined in the first paragraph hereof.

     "SEC" means the United States Securities and Exchange Commission or any successor thereto.

     "SEC REPORT" means a Current Report on Form 8-K pursuant to the Securities Exchange Act of 1934.

     "SECTION" means a numbered section of this Agreement, unless another document is specifically referenced.

     "SECURITY AGREEMENT" means the Security Agreement dated as of even date herewith, executed by the Borrower in favor of the Agent, as secured party, for the benefit of the Lenders, all in form and substance as may be acceptable to the Agent, as it may be amended or modified and in effect from time to time.

     "SINGLE EMPLOYER PLAN" means a Plan other than a Multiemployer Plan.

     "SUBORDINATED INDEBTEDNESS" means, collectively, Debt (i) for which the Borrower is directly and primarily liable, and in respect of which none of its Subsidiaries is contingently or otherwise obligated, unless such Subsidiary has executed a guaranty (in form and substance satisfactory to the Required Lenders) with respect to the Obligations of the Borrower hereunder and (ii) which is subordinated to the obligations of the Borrower under this Agreement on terms, and pursuant to documentation contained in other terms (including interest, amortization, covenants and events of default), in term, form and substance satisfactory to the Agent and the Required Lenders.

     "SUBSIDIARY" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

     "SWAP-CHECK ACCOUNT" means any Account with respect to which the Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to the Borrower which are not offset on a "net" basis, but which are billed and settled on a substantially simultaneous basis.

     "TANGIBLE NET WORTH" means, as at any date for any Person, the sum for such Person and its Subsidiaries (determined on a Consolidated Basis without duplication in accordance with Agreement Accounting Principles) of the following:

     (i)  The amount of capital stock plus any additional paid-in capital, PLUS

    (ii)  Subordinated Indebtedness, PLUS

   (iii) The amount of surplus and retained earnings (or, in a case of a surplus or retained earnings deficit, minus the amount of such deficit), MINUS

    (iv) The sum of the following: the cost of treasury shares and the book value of all assets which should be classified as intangibles (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings) but in any event including goodwill, minority interests, research and development costs, trademarks, tradenames, copyrights, patents and franchises, unamortized debt discount and expense, MINUS

     (v) All amounts due to such Person from officers and/or Affiliates of such Person.

     "TAXES" is defined in Section 3.2.

     "TOTAL LEVERAGE RATIO" means for the Borrower and its Subsidiaries on a Consolidated Basis, determined as of the end of each fiscal quarter for the period of four fiscal quarters then ended, the ratio of Total Liabilities (including obligations under Capitalized Leases) outstanding at such time to Tangible Net Worth.

     "TOTAL LIABILITIES" means, as of any date, the sum, for the Borrower and its Subsidiaries on a Consolidated Basis in accordance with Agreement Accounting Principles of the following:

     (i)  all Debt (other than Subordinated Indebtedness) and

    (ii) all other liabilities which should be classified as liabilities on the balance sheet, including all reserves (other than general contingency reserves) and all deferred taxes and other deferred items.

     "TRANSFEREE" is defined in Section 14.4.

     "TYPE" means, with respect to a Loan, its nature as a Reference Rate Loan or a Fixed Rate Loan.

     "UNFUNDED LIABILITIES" means the amount (if any) by which the present value of all nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined in accordance with the respective most recent valuations for such Plans.

     1.2  RULES AND INTERPRETATION.

          (i) A reference to any document or agreement shall mean such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

        (ii) The singular includes the plural and the plural includes the singular.

       (iii) A reference to any law includes any amendment or modification of such law.

        (iv) A reference to any Person includes its permitted successors and permitted assigns.

         (v) Accounting terms capitalized but not otherwise defined herein shall have their meanings applied to them by Agreement Accounting Principles applied on a consistent basis by the accounting entity to which they refer.

        (vi) The words "include," "includes," and "including" are not limiting.

       (vii) All terms not specifically defined herein or by Agreement Accounting Principles, which terms are defined in the Uniform Commercial Code as in effect in the State of California, have the meanings assigned to them therein.

      (viii) Reference to a particular "section" refers to that section of this Agreement unless otherwise indicated.

        (ix) The words "herein," "hereof," "hereunder" and words of like import shall mean to this Agreement as a whole and not to any particular section or subdivision of this Agreement.


                                      ARTICLE 2

                            THE REVOLVING CREDIT FACILITY

     2.1 COMMITMENTS. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, (i) to make Loans on a revolving credit basis and in Dollars or in any Optional Currency to the Borrower from time to time and (ii) to participate in standby and/or commercial letters of credit issued for the account of the Borrower pursuant to Section 2.3 from time to time (each a "Letter of Credit" and, collectively, the "Letters of Credit"), from and including the Closing Date to but excluding the Facility Termination Date in an amount not to exceed the amount of its Commitment. Up to $10,000,000 in aggregate principal amount of the Aggregate Commitment may be borrowed in Optional Currencies by the Borrower pursuant to the provisions of Section 2.2 hereof. The sum of (i) the aggregate principal amount of all Loans outstanding (including Loans in any Optional Currency calculated at the Dollar Equivalent thereof), (ii) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (iii) the aggregate amount of unreimbursed drawings under all Letters of Credit, shall not exceed, at any time, the Borrowing Base. The Borrowing Base availability shall be determined on the basis of the Borrowing Base Certificate which is delivered on the Closing Date and in accordance with Section 7.1(iv). Further, the sum of (x) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (y) the aggregate amount of unreimbursed drawings under all Letters of Credit shall not exceed $8,000,000 at any time. Within the limit of each Lender's Commitment and as set forth herein, the Borrower may borrow, have Letters of Credit issued and/or renewed for its account, prepay Loans, reborrow and have additional Letters of Credit issued for its account.

     2.2 OPTIONAL CURRENCIES. The Borrower shall be entitled to request Loans on a revolving credit basis and in an Optional Currency from time to time from and including the Closing Date to but excluding the Facility Termination Date by giving the Agent a notice of borrowing pursuant to the provisions of
Section 2.14 hereof. The sum of the aggregate amount of all Optional Currency Loans to the Borrower shall not at any time exceed $10,000,000.


     2.3  ISSUANCE OF LETTERS OF CREDIT.

     (i) The Borrower shall be entitled to request the issuance of standby and/or commercial Letters of Credit from time to time from and including the Closing Date to but excluding the date which is seven Business Days prior to the Facility Termination Date by giving the Agent a Letter of Credit Request at least three Business Days before the requested date of issuance of such Letter of Credit (provided that such Letter of Credit Request is received by the Agent no later than 11:00 a.m., Los Angeles time, and any Letter of Credit Request received after such time shall be deemed to have been received on the next Business Day) (which date of issuance shall be a Business Day). No Letter of Credit shall have an expiration date beyond the Facility Termination Date. The aggregate Letter of Credit Amounts under all outstanding Letters of Credit and the aggregate amount of unreimbursed drawings under Letters of Credit shall reduce, dollar for dollar, the Aggregate Available Commitment. Letters of Credit may only be requested in Dollars. The sum of (a) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (b) the aggregate amount of unreimbursed drawings under all Letters of Credit shall not at any time exceed $8,000,000. In addition, the sum of (i) the aggregate principal amount of all Loans outstanding, (ii) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (iii) the aggregate amount of unreimbursed drawings under all Letters of Credit shall not exceed, at any time, the Borrowing Base. Each Letter of Credit Request shall be made in writing, shall be signed by an Authorized Officer, shall be irrevocable and shall be effective upon receipt by the Agent. Provided that a valid Letter of Credit Request has been received by the Agent and upon fulfillment of the other applicable conditions set forth in Section 4.3, the Agent will issue the requested Letter of Credit from its office specified in Section 15.1.

     Letters of Credit shall be used only for the purpose of supporting the operations of the Borrower and its Subsidiaries incurred in the ordinary course of business.

     (ii) Immediately upon the issuance of each Letter of Credit, the Agent shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed to have purchased and received from the Agent, in each case irrevocably and without any further action by any party, an undivided interest and participation in such Letter of Credit, each drawing thereunder and the obligations of the Borrower under this Agreement in respect thereof in an amount equal to the product of (i) such Lender's Commitment Percentage and (ii) the maximum amount available to be drawn under such Letter of Credit (assuming compliance with all conditions to drawing). The Agent shall promptly advise each Lender of the issuance of each Letter of Credit, the Letter of Credit Amount of such Letter of Credit, any change in the face amount or expiration date of such Letter of Credit, the cancellation or other termination of such Letter of Credit and any drawing under such Letter of Credit.

     (iii) The payment by the Agent of a draft drawn under any Letter of Credit shall first be made from any cash collateral deposit held by the Agent with respect to such Letter of Credit. After any such cash collateral deposit has been applied, and unless the Borrower has repaid any remaining amount due to the Agent pursuant to the Agent's payment on such Letter of Credit, the payment by the Agent of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Agent in its individual capacity as a Lender hereunder (in such capacity, the "Drawing Lender") of a Reference Rate Loan in the amount of such payment (but without any requirement of compliance with the conditions set forth in Section 4.3). In the event that any such Loan by the Drawing Lender resulting from a drawing under any Letter of Credit is not repaid by the Borrower by 12:00 noon, Los Angeles time, on the day of payment of such drawing, the Agent shall promptly notify each other Lender. Each Lender shall, on the day of such notification (or if such notification is not given by 1:00 p.m., Los Angeles time, on such day, then on the next succeeding Business Day), make a Reference Rate Loan, which shall be used to repay the applicable portion of the Reference Rate Loan of the Drawing Lender with respect to such Letter of Credit drawing, in an amount equal to the amount of such Lender's participation in such drawing for application to repay the Drawing Lender (but without any requirement of compliance with the applicable conditions set forth in Section 4.3) and shall deliver to the Agent for the account of the Drawing Lender, on the day of such notification (or if such notification is not given by 1:00 p.m., Los Angeles time, on such day, then on the next succeeding Business Day) and in immediately available funds, the amount of such Reference Rate Loan. In the event that any Lender fails to make available to the Agent for the account of the Drawing Lender the amount of such Reference Rate

Loan, the Drawing Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate.

     (iv) The obligations of the Borrower with respect to any Letter of Credit, any Letter of Credit Request and any other agreement or instrument relating to any Letter of Credit and any Reference Rate Loan made under Section 2.3(iii) shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of the aforementioned documents under all circumstances, including the following:

          (a) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document;

          (b) the existence of any claim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or transferee of any Letter of Credit (or any Person for whom any such beneficiary or transferee may be acting), the Agent, any Lender (other than the defense of payment to a Lender in accordance with the terms of this Agreement) or any other Person, whether in connection with this Agreement, any other Loan Document, the transactions contemplated hereby or thereby or any unrelated transaction;

          (c) any statement or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect whatsoever;

          (d) payment by the Agent under any Letter of Credit against presentation of a draft or certificate that does not comply on its face with the terms of such Letter of Credit;

          (e) any exchange, release or nonperfection of any collateral, or any release, amendment or waiver of or consent to departure from any Loan Document or other guaranty, for any of the Obligations of the Borrower in respect of the Letters of Credit; and

          (f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

     (v) The Borrower shall pay to the Agent with respect to each Letter of Credit issued hereunder, the following fees:

          (a) for each standby Letter of Credit, a Letter of Credit Fee to the Agent for the pro rata benefit of the Lenders (provided that the Agent shall retain for its account alone the initial $250 of any such Letter of Credit Fee as an issuance fee), equal to the product of (i) the Applicable Margin and (ii) the Letter of Credit Amount of such Letter of Credit (such fee to be payable on the date such Letter of Credit is issued);

          (b) for each commercial Letter of Credit a letter of credit fee to the Agent for the pro rata benefit of the Lenders (provided that the Agent shall retain for its account alone the initial $120 of any such fee as an issuance fee) equal to Agent's standard fees for issuance of commercial letters of credit; and

          (c) from time to time, such additional fees and charges (including cable charges) as are generally associated with letters of credit, in accordance with the Agent's standard internal charge guidelines and the related Letter of Credit Request.

     (vi) The terms of this Agreement shall take precedence if there is any inconsistency between the terms of this Agreement and the terms of any Letter of Credit Request utilized by the Agent.

     (vii) The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Agent nor any Lender nor any of their respective officers or directors shall be liable or responsible for (i) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (ii) in the absence of any gross negligence or willful misconduct by the Agent, the validity, sufficiency or genuineness of documents, or of any endorsement thereof, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) in the absence of any gross negligence or willful misconduct by the Agent, payment by the Agent against presentation of documents that do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to any Letter of Credit; or (iv) in the absence of any gross negligence or willful misconduct by the Agent, any other circumstance whatsoever in making or failing to make payment under any Letter of Credit. In furtherance and not in limitation of the foregoing, the Agent may accept any document that appears on its face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

     2.4 COMMITMENT PERCENTAGE. The principal amount of each Lender's Loan and participation in a Letter of Credit shall be in an amount equal to the product of (i) such Lender's Commitment Percentage (expressed as a fraction) and (ii) the total amount of the Loan or Loans or Letters of Credit requested; PROVIDED THAT in no event shall any Lender be obligated to make a Loan if, after giving effect to such Loan, such Lender's Loans, its Commitment Percentage of the aggregate Letter of Credit Amount of all Letters of Credit outstanding and its Commitment Percentage of the aggregate amount of unreimbursed drawings under all Letters of Credit outstanding would exceed its Commitment or if the amount of such requested Loan is in excess of such Lender's Available Commitment.

     2.5 TYPES OF LOANS. Except as limited herein, the Loans may from time to time be (i) Fixed Rate Loans, (ii) Reference Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Agent in accordance with Section 2.14. Notwithstanding the foregoing, the initial Loans made on the Closing Date shall be made as Reference Rate Loans and shall be subject to conversion to Fixed Rate Loans pursuant to Section 2.13. Each Lender may make or maintain its Loans to the Borrower by or through any Applicable Lending Office.

     2.6 EVIDENCE OF OBLIGATIONS. The Loans made by each Lender to the Borrower shall be evidenced by a Note, with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Lender and representing the obligation of the Borrower to pay the aggregate unpaid principal amount of all Loans made by such Lender to the Borrower, with interest thereon as prescribed in Sections 2.16 and 2.17. Each Lender is hereby authorized (but not required) to record the date and amount of each payment or prepayment of principal of its Loans made to the Borrower, each continuation thereof, each conversion of all or a portion thereof to another Type or Optional Currency and, in the case of Fixed Rate Loans, the length of each Interest Period with respect thereto, in the books and records of such Lender, and any such recordation shall constitute PRIMA FACIE evidence of the accuracy of the information so recorded. The failure of any Lender to make any such recordation or notation in the books and records of the Lender (or any error in such recordation or notation) shall not affect the obligations of the Borrower hereunder or under the Notes. Each Note shall (i) be dated the Closing Date,
(ii) provide for the payment of interest in accordance with Sections 2.16 and
2.17 and (iii) be stated to be payable on the Facility Termination Date.

     2.7 COMMITMENT REDUCTION. At the Borrower's option and upon at least five Business Days' prior irrevocable written notice to the Agent, with such notice specifying the amount and the date of such reduction, the Borrower may permanently reduce the Aggregate Commitment in whole at any time or in part from time to time; provided, however, that each partial reduction of the Aggregate Commitment shall be in an aggregate amount equal to at least $1,000,000 or an integral multiple of $100,000. The Agent shall promptly notify each Lender (by telecopy or by telephone) of such requested Commitment reduction.

     Reductions of the Aggregate Commitment pursuant to this Section 2.7 shall automatically effect a reduction of the Commitment of each Lender to an amount equal to the product of (i) the Aggregate Commitment of all Lenders, as reduced pursuant to this Section 2.7 and (ii) the Commitment Percentage of such

Lender, in each case determined immediately prior to such reduction of the Aggregate Commitment on such date. Any such Commitment reduction shall be applied as the Borrower directs, but in the absence of any such direction, all sublimits shall be ratably reduced.

     Upon each reduction of the Aggregate Commitment, the Borrower shall (i) pay the unused commitment fee, payable pursuant to Section 2.10, accrued on the amount of the Aggregate Commitment so reduced through the date of such reduction, (ii) prepay the amount, if any, by which the sum of (a) the aggregate unpaid principal amount of the Loans, (b) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (c) the aggregate amount of unreimbursed drawings under all Letters of Credit exceeds the amount of the Aggregate Commitment as so reduced, together with accrued interest on the amount being prepaid to the date of such prepayment (or, with respect to outstanding Letters of Credit, make a cash collateral deposit in an amount equal to such excess to the extent such excess is not corrected by the foregoing prepayment) and (d) compensate the Lenders for their funding costs, if any, in accordance with Section 3.1(i).

     2.8 COMMITMENT TERMINATION. The Commitment of each Lender and the Aggregate Commitment shall terminate on the Facility Termination Date.

     2.9 REQUIRED PAYMENTS. The outstanding Loans and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

     2.10 UNUSED COMMITMENT FEE. The Borrower agrees to pay to the Agent for the benefit of the Lenders an unused commitment fee to be shared among Lenders on the basis of their respective Commitment Percentages with respect to the Commitments for the period from and including the Closing Date to but excluding the Facility Termination Date, computed at .25% of the average daily aggregate amount of the Aggregate Available Commitment from time to time in effect, to be payable quarterly in arrears, within 5 days after the end of each quarter, and on the Facility Termination Date.

     2.11 FACILITY FEE. The Borrower agrees to pay to the Agent on the Closing Date for the pro rata benefit of the Lenders a facility fee set forth in a fee letter dated as of the Closing Date between the Borrower and the Agent.

     2.12 ADMINISTRATIVE FEES. The Borrower agrees to pay to the Agent on the Closing Date, for its own account, certain administrative fees set forth in a fee letter dated as of the Closing Date between the Borrower and the Agent.

     2.13 VOLUNTARY CONVERSION OF ADVANCES. The Borrower may on any Business Day, upon written notice (a

"Conversion/Continuation Notice") given to the Agent not later than 12:00 noon, Los Angeles time, on the second Business Day before the date of the proposed conversion and subject to the provisions of Section 3.1(c), convert any Advance into an Advance of another Type; PROVIDED, HOWEVER, that, with respect to a conversion from a Fixed Rate Loan into a Reference Rate Loan, any such conversion shall be made on, and only on, the last day of the Interest Period for such Loan. Each such notice of a conversion shall, within the restrictions specified above, specify (i) the Loan to be converted, (ii) the Type of Loan into which such Loan is to be converted and
(iii) the requested date for such conversion. Upon receipt of any such notice the Agent shall promptly notify each Lender thereof. Any part of outstanding Fixed Rate Loans and Reference Rate Loans may be converted as provided herein, provided (a) no Loan may be converted into a Fixed Rate Loan after the date that is one month prior to the Facility Termination Date and
(b) the Borrower shall not have the right to continue or convert to a Fixed Rate Loan if a Default shall have occurred and be continuing. However, if the Borrower shall fail to give any required notices described above in this Section or if such continuation is not permitted pursuant to the preceding sentence, such Loans shall be automatically converted to Reference Rate Loans on the last day of such then-expiring Interest Period and shall be continued in Dollars or the Optional Currency in which last denominated.

     2.14 NOTICE OF BORROWING. The Borrower shall give the Agent irrevocable telephonic notice (promptly followed by written notice substantially in the form of Exhibit D attached hereto) (which telephonic notice must be received by the Agent prior to 10:30 a.m., Los Angeles time, on the proposed Borrowing Date or, if all or any part of the Loans are requested to be made as Fixed Rate Loans or Loans in an Optional Currency, three Business Days prior to each proposed Borrowing Date) requesting that the Lenders make the Loans on the proposed Borrowing Date and specifying (i) the aggregate amount of Loans requested to be made (which must be in an aggregate amount equal to at least $1,000,000 (or the Dollar Equivalent of such amount if made in an Optional Currency) or an integral multiple of $100,000 (or the Dollar Equivalent of such amount if made in an Optional Currency)) (or, if less, the then Available Commitment), (ii) subject to Section 2.5, whether the Loans are (iii) if the Loans are to be entirely or partly Fixed Rate Loans, the respective amounts of each such Type of Loan and the respective lengths of the Interest Periods therefor and (iv) if the Loans are to be partly or entirely Loans in an Optional Currency, the respective amounts of each Optional Currency. Each Loan in an Optional Currency must have a Dollar Equivalent at least equal to $1,000,000 or the remaining balance of the Available Commitment, if less. On receipt of such telephonic notice, the Agent shall promptly notify each Lender thereof no later than 10:30 a.m., Los Angeles time, on the date of receipt of such telephonic notice. On the proposed Borrowing Date, not later than 1:00 p.m., Los Angeles time, each Lender shall make available to the Agent at its office specified in Section 15.1 such Lender's Commitment Percentage of the aggregate borrowing amount (as determined in accordance with Section 2.4) in immediately available funds and in Dollars or the Optional Currency requested. Not later than 1:30 p.m., Los Angeles time, on the date of such Loans and upon fulfillment of the applicable conditions set forth in Section 4, the Agent shall make such Loans available to the Borrower in immediately available funds. Each notice pursuant to this Section 2.14 shall be irrevocable and binding on the Borrower. The Agent may, in the absence of notification from any Lender that such Lender has not made its Commitment Percentage available to the Agent, on such date, credit the account of the Borrower on the books of such office of the Agent with the aggregate amount of Loans.

     2.15 COMMITMENT OBLIGATIONS. Neither the Agent nor any Lender shall be responsible for the obligation or Available Commitment of any other Lender hereunder, nor will the failure of any Lender to comply with the terms of this Agreement relieve any other Lender or the Borrower of their obligations under this Agreement and the Notes. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

     2.16 INTEREST. A Reference Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Loan is made or is converted from a Fixed Rate Loan into a Reference Rate Loan pursuant to Section 2.13 to (but not including) the date it becomes due or is converted into a Fixed Rate Loan pursuant to Section 2.13 hereof, at a rate per annum equal to the Reference Rate for such day. Changes in the rate of interest on any Loan maintained as a Reference Rate Loan will take effect simultaneously with each change in the Reference Rate. Each Fixed Rate Loan shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Fixed Rate determined as applicable to such Fixed Rate Loan.

     2.17 RATES APPLICABLE AFTER DEFAULT. Notwithstanding anything to the contrary contained herein, during the continuance of an Event of Default no Loan may be made as, converted into or continued as a Fixed Rate Loan. During the continuance of an Event of Default each Loan shall bear interest at a rate per annum equal to the Reference Rate plus 2% per annum. All such interest shall be payable on demand of the Agent.

     2.18 METHOD OF PAYMENT. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds in Dollars or the

Optional Currency in which the Loan was made to the Agent at the address specified pursuant to Article 15, or at any other Applicable Lending Office of the Agent specified in writing by the Agent to the Borrower, by 2:00 p.m., Los Angeles time, on the date when due and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article 15 or at any Applicable Lending Office specified in a notice received by the Agent from such Lender. The Agent is hereby authorized (but not obligated) to charge the accounts of the Borrower maintained with Sanwa for each payment of principal, interest and fees as it becomes due hereunder.

     2.19 TELEPHONIC NOTICES. The Borrower hereby authorizes the Lenders and the Agent to borrow Loans and to convert or continue Loans and effect selections of Types of Loans based on telephonic notices made by any Person or Persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

     2.20 INTEREST PAYMENT DATES; INTEREST AND FEE BASIS. Interest accrued on each Reference Rate Loan shall be payable in arrears on the first Business Day of each calendar month, commencing with the first such date to occur after the Closing Date, on any date on which Reference Rate Loan is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Reference Rate Loan converted into a Fixed Rate Loan on a day other than an interest payment date shall be payable on the date of conversion. Interest accrued on each Fixed Rate Loan shall be payable on the last day of its applicable Interest Period, on any date on which the Fixed Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity.

     Interest on Fixed Rate Loans and fees shall be calculated for actual days elapsed on the basis of a 360-day year and interest on Reference Rate Loans shall be calculated for actual days elapsed on the basis of 365-day year. Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m., Los Angeles time, at the place of payment. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; PROVIDED, HOWEVER, that, if such extension would cause any payment of interest on or principal of any Fixed Rate Loan to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day, and such shortened time shall in such case be used in the computation of payment of interest.

     2.21 NOTIFICATION OF LOAN, INTEREST RATES, PREPAYMENTS AND COMMITMENT REDUCTIONS. Promptly after receipt thereof, the Agent will notify each Lender of the contents of a borrowing notice, Conversion/Continuation Notice and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Loan promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Reference Rate.

     Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

     2.22 APPLICABLE LENDING OFFICES. Subject to Section 3.3, each Lender may book its Loans at any Applicable Lending Office selected by such Lender and may change its Applicable Lending Office from time to time. All terms of this Agreement shall apply to any such Applicable Lending Office and the Notes shall be deemed held by each Lender for the benefit of such Applicable Lending Office. Each Lender may, by written or telex notice to the Agent and the Borrower, designate an Applicable Lending Office through which the Loans will be made by it and for whose account Loan payments are to be made.

     2.23 NON-RECEIPT OF FUNDS BY THE AGENT. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.
If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (a) in the case of payment by a Lender, the overnight federal funds effective rate (as published by the Board of Governors of the Federal Reserve System as in effect from time to time) for such day or
(b) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

     2.24 WITHHOLDING TAX EXEMPTION. Subject to Section 3.3, at least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

     2.25 OPTIONAL PREPAYMENT. The Borrower may at any time and from time to time, prepay the Loans, in whole or in part, without premium or penalty (except amounts required by Section 3.1), upon at least three Business Days' irrevocable written notice, in the case of Fixed Rate Loans, and upon at least one Business Day's irrevocable written notice, in the case of Reference Rate Loans, from the Borrower to the Agent, specifying the date and amount of prepayment and whether the prepayment is of Fixed Rate Loans, Reference Rate Loans or a combination thereof, the amount allocable to each. Any prepayment of a Fixed Rate Loan on a day other than the last day of an Interest Period applicable thereto shall also be subject to the payment of amounts due under
Section 3.1 hereof. Upon receipt of any such notice from the Borrower, the Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable by the Borrower on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 (or the Dollar Equivalent thereof if denominated in an Optional Currency) or in increments of $100,000 above such amount. Optional prepayments shall be applied as directed by the Borrower and, in the absence of such direction, as the Agent shall determine.

     2.26 OPTIONAL CURRENCY DOLLAR EQUIVALENT. For all purposes of this Agreement, the amount in one currency which shall be equivalent on any particular date to a specified amount in another currency shall be that amount (as conclusively ascertained by the Agent absent manifest error) in the first currency which is or could be purchased by the Agent (in accordance with its normal banking practices) with such specified amount in the second currency in the foreign currency deposit markets for delivery on such date at the spot rate of exchange prevailing at or about 11:00 a.m., Los Angeles time, on such date.

     In the event that any portion of the funds available under the terms of this Agreement is denominated in one or more Optional Currencies, the Dollar Equivalent of such portion of the funds shall be calculated pursuant to the above paragraph by the Agent at the time the Borrower request any Loan or Letter of Credit and otherwise no less frequently that once per week. The amount so determined shall then be added to the amount already outstanding in Dollars for the purpose of determining the remaining Aggregate Available Commitment and any required repayments hereunder.

     2.27  MANDATORY PREPAYMENTS.

     (i) If at any time the aggregate principal amount of all Loans outstanding (including Loans in any Optional Currency calculated at the Dollar Equivalent thereof), the aggregate Letter of Credit Amount of all Letters of Credit outstanding and the aggregate amount of unreimbursed drawings under all Letters of Credit shall exceed the lesser of (a) the Aggregate Commitment and (b) the Borrowing Base, whether as a result of fluctuations in currency exchange rates or otherwise, the Borrower shall pay immediately upon demand made by the Agent all amounts (calculated at the Dollar Equivalent, if applicable) required in order to reduce such amounts outstanding to the lesser of (a) the Aggregate Commitment and (b) the Borrowing Base, and if no Loans are then outstanding, shall deposit with the Agent cash collateral in an amount equal to the amount by which the aggregate Letter of Credit Amounts of all Letters of Credit outstanding exceeds the lesser of (a) the Aggregate Commitment and (b) the Borrowing Base. If any such prepayment would result in the Borrower being obligated to pay breakfunding costs under Section 3.1(i), the Borrower may elect to deposit such prepayment amounts in a cash collateral account with the Agent (for the benefit of the Lenders), which amounts the Agent shall apply to reduce outstanding Loans at the end of relevant Interest Periods.

     (ii) If at any time the aggregate principal amount of the outstanding Loans (calculating all amounts denominated in

Optional Currencies at their Dollar Equivalent) extended in Optional Currencies shall exceed $10,000,000, whether as a result of fluctuations in currency exchange rates or otherwise, the Borrower shall pay immediately upon demand by the Agent all amounts required in order to reduce such amount outstanding to $10,000,000 (or the Dollar Equivalent of Loans outstanding in Optional Currencies). If any such prepayment would result in the Borrower being obligated to pay breakfunding costs under Section 3.1(i), the Borrower may elect to deposit such prepayment amounts in a cash collateral account with the Agent (for the benefit of the Lenders), which amounts the Agent shall apply to reduce outstanding Loans at the end of relevant Interest Periods.

     (iii) If at any time the aggregate Letter of Credit Amount of all Letters of Credit outstanding and the aggregate amount of unreimbursed drawings under all Letters of Credit shall exceed $8,000,000 for whatever reason, the Borrower shall immediately deposit with the Agent cash collateral in an amount equal to the amount by which the aggregate Letter of Credit Amount of all Letters of Credit outstanding and any aggregate amount of unreimbursed drawings under all Letters of Credit shall exceed $8,000,000. If any such prepayment would result in the Borrower being obligated to pay breakfunding costs under
Section 3.1(i), the Borrower may elect to deposit such prepayment amounts in a cash collateral account with the Agent (for the benefit of the Lenders), which amounts the Agent shall apply to reduce outstanding Loans at the end of relevant Interest Periods.

     (iv) Upon a sale, or a combination of sales, lease transfer or other disposition of the assets of the Borrower (other than sales in the ordinary course of business which ordinary course shall include, among other things, the purchase and sale of access switches and circuits) which results in receipts by the Borrower in an aggregate amount equal to at least $2,000,000 of either (1) cash proceeds and/or (2) repayment of any Debt owing to the Borrower resulting from any such sale or combination of sale of assets, the Borrower shall prepay the Loans in amount equal to 100% of such cash proceeds or Debt repaid (net of reasonable and customary costs of sale and related income tax expense) in excess of $2,000,000. All such prepayments shall be applied in accordance with Section 2.28.

     2.28 APPLICATION OF REPAYMENTS. All repayments of principal made pursuant to Section 2.27 (except as expressly set forth in Sections 2.27(i), (ii) and (iii)) shall be applied, in the absence of instruction by the Borrower, first to the principal of Reference Rate Loans and then to the principal of Fixed Rate Loans. Each partial repayment shall be allocated among the Lenders in proportion, as nearly as practicable, to their respective Commitment Percentages, with adjustments to the extent practicable, to equalize any prior repayments not exactly in proportion.

     Notwithstanding the rights given to the Borrower pursuant to California Civil Code Sections 1479 and 2822 or equivalent provisions in the laws in the State of California, to designate how payments will be applied, the Borrower hereby waives such rights and the Agent shall have the right in its sole discretion, other than as specifically set forth herein, to determine the order and method of application of payments to outstanding Obligations and to revise such application prospectively or retroactively at its discretion.

     2.29 INTEREST LIMITATION. Notwithstanding any other term of this Agreement or any Note or any other Loan Document or any other document referred to herein or therein, the maximum amount of interest which may be charged to or collected from any person liable hereunder or under any Note by the Lenders shall be absolutely limited to, and shall in no event exceed, the maximum amount of interest which could lawfully be charged or collected under applicable law, except that the maximum of all amounts constituting interest under applicable law, howsoever computed shall never exceed as to any Person liable therefor such lawful maximum, in any term of this Agreement, any Note, any Loan Document or any other document referred to herein or therein which could be construed as providing for interest in excess of such lawful maximum shall be and hereby is made expressly subject to and modified by the provisions of this Section.


                                      ARTICLE 3

                               CHANGE IN CIRCUMSTANCES


     3.1  YIELD PROTECTION.

          (i) If any repayment of principal of, or conversion of, any Fixed Rate Loan is made other than on the last day of an Interest Period therefor, as a result of a prepayment, payment or conversion, or an acceleration of the maturity of the Loan pursuant to Section 10, or for any other reason, or if the Borrower shall fail to borrow a Fixed Rate Loan after requesting one, then the Borrower shall, upon demand by the Agent pay to the Lenders any amounts required to compensate them for any additional losses, costs or expenses that they may reasonably incur as a result of such repayment, conversion or failure to borrow, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by a Lender to fund or maintain such Fixed Rate Loan.

        (ii) Subject to Section 3.3, if, due to either (a) the introduction of or any change in or in the interpretation of any Governmental Rule or (b) the compliance by the Lenders with any Governmental Rule (whether or not having the force of law), there is any increase in the cost to the Lenders of agreeing to make, making, funding or maintaining any Fixed Rate Loan, then the Borrower shall from time to time, upon written demand by the Agent, pay to the Agent additional amounts sufficient to compensate the Lenders for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by the Agent, shall be conclusive and binding for all purposes, absent manifest error.

        (iii) Subject to Section 3.3, notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any Governmental Rule makes it unlawful, or any Governmental Person asserts that it is unlawful, for any Lender to perform its obligations hereunder to make Fixed Rate Loans or to continue to fund or maintain Fixed Rate Loans hereunder, then, on notice thereof and demand therefor by the Agent to the Borrower, (a) the obligation of such Lender to make Fixed Rate Loans and to convert Reference Rate Loans into Fixed Rate Loans shall terminate and (b) the Borrower shall forthwith prepay in full that portion of the Fixed Rate Loans of such Lender then outstanding, together with interest accrued thereon, unless the Borrower, within five Business Days of such notice and demand, converts such portion of Fixed Rate Loans into Reference Rate Loans in accordance with Section 2.13.

         (iv) Subject to Section 3.3, if, with respect to any Fixed Rate Loan, the Agent notifies the Borrower that the Fixed Rate for such Loan will not adequately reflect the cost to one or more Lenders (as determined by such Lender(s) in good faith on the basis of market conditions then in effect) of making, funding or maintaining such Loan, then (a) such Loan will automatically, on the last day of the then existing Interest Period therefor, convert into a Reference Rate Loan and (b) the obligation of the affected Lender to make, or to convert Reference Rate Loans into Fixed Rate Loans shall be suspended until the Agent notifies the Borrower that the circumstances causing such suspension no longer exist.

     3.2 TAXES. Subject to Section 3.3, all payments by or on behalf of the Borrower hereunder shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments (after deduction or withholding for or on account of any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any Governmental Person, other than any tax on or measured by the overall net income of the Agent or a Lender pursuant to the income tax laws of the United States, the jurisdiction where the Agent's or such Lender's principal office is located or any political subdivision thereof (collectively, the "Taxes")) shall not be less than the amounts otherwise specified to be paid hereunder. A certificate as to any additional amounts payable to the Agent or a Lender hereunder submitted to the Borrower by the Agent shall show in reasonable detail the amount payable to the Agent or a Lender and the calculations used to determine in good faith such amount and shall be conclusive absent manifest error. Any amounts payable by the Borrower hereunder with respect to past payments shall be due within ten days following receipt by the Borrower of such certificate from the Agent; and such amounts payable with respect to future payments shall be due concurrently with such future payments. With respect to each deduction or withholding for or on account of any Taxes, the Borrower shall promptly furnish to the Agent such certificates, receipts and other documents as may be required (in the reasonable judgment of the Agent) to establish any tax credit to which a Lender may be entitled. The agreements and obligations of the Borrower under this paragraph shall survive the payment in full of the Loans.

     3.3 REPLACEMENT OF LENDERS. If the Borrower is obligated to pay to any Lender (other than the Agent) any amount under Sections 3.1 or 3.2 or if any Lender requests that its Fixed Rate Loans be converted into Reference Rate Loans pursuant to Section 3.1, the Borrower may, so long as no Default or Event of Default then exists, replace such Lender with another Lender which meets all of the qualifications of being an Eligible Assignee and which complies with the provisions of Section 14.3. The Borrower may, in the absence of replacing any such Lender, request that such Lender designate another of its existing facilities as the Applicable Lending Office for making Fixed Rate Loans or take other reasonable action, if such designation or other action would avoid the need for, or reduce the amount of, compensation to be paid by the Borrower hereunder to such Lender. No Lender will be required to take any action which in its good faith judgment is disadvantageous to such Lender.


                                      ARTICLE 4

                                 CONDITIONS PRECEDENT

     4.1 INITIAL LOAN OR LETTER OF CREDIT. The Lenders shall not be required to make their initial Loans or participate in the initial Letter of Credit unless the Borrower has furnished to the Agent or unless the following shall be in effect:

     (i) this Agreement, the Notes and the Security Agreement, duly executed by the Borrower, together with appropriate UCC-1 Financing Statements and original stock certificates accompanied by stock powers executed in blank;

     (ii) Certificate of Incorporation certified by the Secretary of State of Delaware and Bylaws of the Borrower certified by the Secretary of the Borrower;

     (iii) Resolutions of the Board of Directors of the Borrower approving the execution, delivery and performance by the Borrower, of the Loan Documents to which the Borrower is a party, certified by the Secretary of the Borrower, to be true and correct and in full force and effect;

     (iv)      an Incumbency Certificate of the Borrower;

     (v) a favorable legal opinion of counsel to the Borrower, substantially in the form attached hereto as Exhibit F;

     (vi)      UCC search reports acceptable to the Agent;

     (vii) a Borrowing Base Certificate as of the end of the prior calendar month;

     (viii)    all fees and expenses to be paid on the Closing Date;

     (ix) no statute, rule, regulation, order, decree or preliminary or permanent injunction of any court or administrative agency or, to the best knowledge of the Borrower, any such action threatened by any Person, shall be in effect that prohibits the Lenders from consummating the transactions contemplated by this Agreement and the other Loan Documents;

     (x) copies of the Borrower's Consolidated and Consolidating financial statements for the period ending June 30, 1997;

     (xi) there shall not have been any material adverse change to the syndication markets for credit facilities similar to this Agreement and there shall not have occurred and be continuing a material disruption of or material adverse change in financial, banking or capital markets which would have an adverse effect on such syndication market, as determined by the Agent in its sole discretion;

     (xii) favorable results (as determined by the Agent) of a prefunding field exam of all of the Borrower's property; and

     (xiii) such other documents, instruments and opinions as the Agent, any Lender or its respective counsel may have reasonably requested.

     4.2 ALL LOANS. The Lenders shall not be required to make any Loan (including the initial Loan) hereunder unless the Borrower shall have furnished to the Agent with sufficient copies for the Lenders:

     (i) a duly completed certificate (which may be included in the notice of borrowing) executed by an Authorized Officer of the Borrower certifying that:

               (a)  there exists no Default or Event of Default;

               (b) the representations and warranties contained in Article 5 hereof are true and correct in all material respects as of the Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date; and

               (c) no event has occurred, or condition exists, which could reasonably be expected to have a Material Adverse Effect.

     (ii) such other documents as the Agent, any Lender or its respective counsel may have reasonably requested.

     4.3 ALL LETTERS OF CREDIT. The Agent shall not be required to issue any Letter of Credit and the Lenders shall not be required to participate in any Letter of Credit (including the initial Letter of Credit) hereunder unless the Borrower shall have has furnished to the Agent with sufficient copies for the Lenders:

     (i) a completed Letter of Credit Request with regard to each such Letter of Credit;

     (ii) all fees to be paid to the Agent in connection with each Letter of Credit shall have been paid; and

     (iii) such other documents as the Agent, any Lender or its respective counsel may have reasonably requested.

     Any Letter of Credit Request delivered to the Agent shall be deemed a representation and warranty to the Agent and the Lenders that:

     (i)       there exists no Default or Event of Default;

     (ii) the representations and warranties contained in Article 5 hereof are true and correct in all material respects as of the issuance date of each Letter of Credit except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date; and

     (iii) no event has occurred, or condition exists, which could reasonably be expected to have a Material Adverse Effect.

                                      ARTICLE 5

                            REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Lenders that:

     5.1 AUTHORIZATION. The execution, delivery and performance by the Borrower of the Loan Documents to which the Borrower is a party are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action and do not contravene any applicable law, rule, regulation or order or any contractual restriction binding on or affecting the Borrower or its Subsidiaries.

     5.2 ENFORCEABILITY. Each Loan Document to which the Borrower is a party is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally.

     5.3 USE OF PROCEEDS. The Borrower will use the proceeds of the Loans solely as set forth in Section 7.2. No action has been taken or is currently planned by the Borrower, or any agent acting on its behalf, which would cause this Agreement or the Notes to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and none of the proceeds of the Loans or Letters of Credit will be used directly or indirectly for such purpose.

     5.4 LITIGATION. Except as disclosed in writing to the Agent, there is no litigation, tax claim, proceeding, arbitration or dispute pending, or, to the best knowledge of the Borrower, threatened against or affecting the Borrower or its Property, an adverse determination in which could have a Material Adverse Effect.

     5.5 FINANCIAL STATEMENTS. The Consolidated financial statements of the Borrower dated December 31, 1996 and June 30, 1997, copies of which have been delivered to the Lenders, fairly and accurately reflect the financial condition of the Borrower and its Subsidiaries as of such date (except to the extent that the interim financial statements are subject to year-end adjustments and to the inclusion of additional footnotes), and since such date there has been no Material Adverse Effect.

     5.6 TAXES. The Borrower and each Subsidiary have filed all tax returns and reports required to be filed and have paid all applicable federal, state and local franchise and income taxes which are set forth on such return.

     5.7 SUBSIDIARIES. Schedule 2 hereto contains an accurate list of all of the presently existing Subsidiaries of the Borrower, setting forth their respective jurisdictions of incorporation or organization and the percentage of their respective capital stock or ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

     5.8 ERISA. There are no Unfunded Liabilities of the Borrower. Each Single Employer Plan complies in all material respects with all applicable requirements of law and regulations, except to the extent that the failure to comply therewith does not have a Material Adverse Effect. No Reportable Event has occurred with respect to any Single Employer Plan, except to the extent that such Reportable Event has no Material Adverse Effect. Neither the Borrower nor any Subsidiary (a) is a party to any Multiemployer Plan or (b) has withdrawn from any Multiemployer Plan, except to the extent such actions do not have a Material Adverse Effect.

     5.9 ACCURACY OF INFORMATION. No written information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents (including projected financial information) contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading in any material respect. All projected financial information which has been furnished by or on behalf of the Borrower or any Subsidiary to the Agent or any Lender was, at the time so furnished, believed by the Borrower to have been prepared in a reasonable manner and based on reasonable assumptions with respect to the Borrower's business, provided that no representation is made by the Borrower that the future results of the Borrower will equal those set forth in such projected financial information.

     5.10 ORGANIZATION AND EXISTENCE. The Borrower is duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has the corporate power and authority, and the legal right, to own and operate its Properties and to conduct the business in which it is currently engaged and in which it proposes to be engaged after the Closing Date and is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent that the failure to comply thereunder could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     5.11 CONSENTS. No consent or authorization of, or filing with or other act by or in respect of, any Governmental Authority, or any other Person is required in connection with the Loans hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement, the Notes or the other Loan Documents. The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents, the Loans, the Letters of Credit and the use of the proceeds thereof will not violate any Requirement of Law or contractual obligations of the Borrower or any of its Subsidiaries which could be reasonably expected to have a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of its or its Properties or revenues pursuant to any such Requirement of Law or contractual obligation, except pursuant to the Loan Documents or otherwise as permitted hereunder, which Lien could reasonably be expected to have a Material Adverse Effect.

     5.12 INTELLECTUAL PROPERTY. The Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, patents, copyrights, material permits, licenses or other intangibles necessary for the conduct of its business as currently conducted without conflict with the rights of others, except to the extent that the failure to own or license such property could not reasonably be expected to have a Material Adverse Effect.

     5.13 DEFAULT.  There exists no Default or Event of Default.

     5.14 NATURE OF BUSINESS. Neither the Borrower nor any of its subsidiaries is engaged in any material business other than as set forth in the Borrower's registration statement on Form S-1, Registration No. 333-21325, as declared effective by the SEC on June 12, 1997.

     5.15 RANKING OF LOANS. This Agreement and the other Loan Documents to which the Borrower is party, when executed, and the Loans, when borrowed are and will be the direct and general obligations of the Borrower. The Borrower's Obligations hereunder and thereunder will rank at least PARI PASSU in priority of payment with all other senior Debt, except to the extent otherwise permitted hereunder.

     5.16 INVESTMENT COMPANY ACTS; OTHER REGULATIONS. Neither the Borrower nor any of its Subsidiaries is an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

                                     -36

     5.17 ENVIRONMENTAL MATTERS. Except as disclosed to the Agent, the Borrower and its Subsidiaries are in compliance in all material respects with all applicable environmental laws, and there is no contamination at, under or about any of their respective Properties, or violation of any environmental law with respect to any of their respective Properties or the business conducted at any of their respective Properties which involves a matter or matters which has caused or reasonably likely to cause a Material Adverse Effect.

     5.18 TITLE. Except for assets which may have been disposed of in the ordinary course of business, the Borrower has good and marketable title to all of the Property reflected in its financial statements delivered to the Lenders and to all Property acquired by the Borrower since the date of said financial statements, free and clear of all Liens, encumbrances, security interests and adverse claims except (i) those specifically referred to in said financial statements, (ii) those permitted by Section 8.8 hereof and (iii) those that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     5.19 FICTITIOUS NAME FILING NOTICES. The Borrower and each Subsidiary has provided to the Agent a complete and correct copy of each Fictitious Name Filing Notices it has made.

                                      ARTICLE 6

                                 FINANCIAL COVENANTS


     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

     6.1 CAPITAL EXPENDITURES. The Borrower will not, and will not permit any Subsidiary to, make or commit to make (by way of the acquisition of securities of a person or entity or otherwise) any Capital Expenditure, except for Capital Expenditures not exceeding $30,000,000 in aggregate principal amount in 1997 and not exceeding $40,000,000 in aggregate principal amount for any fiscal year thereafter of the Borrower.

     6.2 MINIMUM TOTAL LEVERAGE RATIO. The Borrower and its Subsidiaries on a Consolidated Basis shall not permit, at any time, the Total Leverage Ratio to be greater than 1.75:1.00.


     6.3 MINIMUM TANGIBLE NET WORTH. The Borrower and its Subsidiaries on a Consolidated Basis shall at all times maintain Tangible Net Worth of not less than $35,000,000 PLUS 50% of cumulative Consolidated Net Income for the period commencing on June 30, 1997 through the Facility Termination Date. (In the event that the Borrower and their Subsidiaries have a Consolidated net loss for any fiscal quarter, Net Income for purposes of this Section shall be deemed zero for such fiscal quarter).

     6.4 MINIMUM CURRENT RATIO. The Borrower and its Subsidiaries on a Consolidated Basis shall maintain at all times a ratio of Current Assets to Current Liabilities of not less than 1.2:1.0.

     6.5 MINIMUM CASH FLOW COVERAGE. The Borrower and its Subsidiaries on a Consolidated Basis shall not permit at any time the Cash Flow Coverage Ratio to be less than 1.5:1.00.

     6.6 PROFITABILITY. The Borrower and its Subsidiaries on a Consolidated Basis shall not permit more than one quarterly loss in any fiscal year nor shall it permit any annual loss for any fiscal year.


                                      ARTICLE 7

                                AFFIRMATIVE COVENANTS

     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

     7.1 FINANCIAL REPORTING. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with Agreement Accounting Principles, and furnish to each of the Lenders:

        (i) As soon as available and in any event within 45 days after the end of each quarterly fiscal period of each fiscal year of the Borrower (except the last fiscal quarter), Consolidated statements of income, retained earnings and cash flow and Consolidating Statements of income and retained earnings of the Borrower and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related Consolidated and Consolidating balance sheets of the Borrower and its Consolidated Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding Consolidated and Consolidating figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of an Authorized Officer of the Borrower, which certificate shall state that those Consolidated and Consolidating financial statements fairly present, respectively, the Consolidated and Consolidating financial condition and results of operations of the Borrower and its Consolidated Subsidiaries, in each case in accordance with Agreement Accounting Principles, consistently applied, as at the end of, and for, such period (subject to normal audit adjustments and to the absence of footnotes).

       (ii) As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, Consolidated and Consolidating statements of income, retained earnings and cash flow of the Borrower and its Consolidated Subsidiaries for such fiscal year and the related Consolidated and Consolidating balance sheets of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding Consolidated and Consolidating figures for the preceding fiscal year, and accompanied, in the case of those Consolidated and Consolidating statements and balance sheet of the Borrower, by a unqualified opinion of independent certified public accountants of recognized national standing, which opinion shall state that those Consolidated and Consolidating financial statements fairly present, respectively, the Consolidated and Consolidating financial condition and results of operations of the Borrower and its Consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with Agreement Accounting Principles, consistently applied.

      (iii) Together with the financial statements required in Sections 7.1(i) and (ii), a compliance certificate in substantially the form of Exhibit B hereto (a "Compliance Certificate") signed by an Authorized Officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.

       (iv) As soon as possible and in any event within 25 days after the end of each calendar month, a monthly accounts receivable and payable aging, together with a Borrowing Base Certificate signed by an Authorized Officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.

       (v) As soon as possible and in any event within 10 days after either Borrower knows that any Reportable Event has occurred with respect to any Single Employer Plan, a statement, signed by an Authorized

               Officer, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

       (vi) As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

      (vii) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

     (viii) Promptly upon the filing thereof, copies of all registration statements and all other filings and annual, quarterly, monthly or other regular reports or statutory statements which the Borrower or any of its Subsidiaries files with the SEC the Federal Communications Commission or any other regulatory agency.

      (ix) As soon as possible and in any event as soon as the Borrower knows of any litigation or administrative or regulatory proceeding affecting the Borrower where the amount claimed against the Borrower or where the granting of relief requested could be reasonably expected to have a Material Adverse Effect.

        (x) As soon as possible and in case within 10 days, any change in the location of any of the Borrower's places of business or the establishment of any, or the discontinuance of any existing, places of businesses.

       (xi) Such other statements, lists of property and accounts, budgets, forecasts, reports or other information (including non-financial information) as the Agent may from time to time reasonably request in form satisfactory to the Agent.

      (xii) By March 31 of each year, a forecast of the operating results of the Borrower for such fiscal year and the immediately succeeding fiscal year, in form acceptable to the Agent and accompanied by a certificate of an Authorized Officer of the Borrower stating that such forecast has been prepared on the basis of assumptions believed to be reasonable by such Authorized Officer.

     7.2  USE OF PROCEEDS.  The Borrower will use the proceeds of the Loans
(i) to finance the conversion of receivables into cash, (ii) to provide standby letters of credit and foreign exchange capabilities in support of the Borrower's normal operations and (iii) for working capital and general corporate purposes. The Borrower will not, nor will they permit any Subsidiary to, use any of the proceeds of the Loans or Letters of Credit to purchase or carry any "margin stock" (as defined in Regulation U).

     7.3 NOTICE OF DEFAULT. The Borrower will, and will cause each Subsidiary to, give prompt (but in any case, within 5 Business Days) notice in writing to the Lenders of the occurrence of any Default or Event of Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

     7.4 CONDUCT OF BUSINESS. The Borrower will, and will cause each Subsidiary to, maintain its corporate existence, to carry on and conduct its business in the telecommunications business and related fields and to do all things necessary to remain in good standing in its respective jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its respective businesses are conducted, except where the failure to maintain such corporate existence would not result in a Material Adverse Effect on the Borrower. The Borrower shall not, and shall not permit any of its Subsidiaries to, make any material change in the nature of its business as presently conducted; provided that the foregoing shall not be construed as a limitation on Acquisitions permitted hereunder.

     7.5 RECORDS. The Borrower will, and will cause each Subsidiary to, keep adequate records and books of account, in which full and correct entries shall be made in accordance with Agreement Accounting Principles of all financial transactions of the Borrower, its Subsidiaries, its assets and its business.

     7.6 INSURANCE. The Borrower will, and will cause each Subsidiary to, maintain insurance on all its Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to the Agent upon request full information as to the insurance carried.

     7.7 COMPLIANCE WITH LAWS. The Borrower will, and will cause each Subsidiary to, comply in all material respects with all applicable laws, rules, regulations and orders (including without limitation, all applicable environmental laws and the rules and regulations thereunder), such compliance to include, without limitation, paying before the same become delinquent, all taxes, assessments and governmental charges imposed upon it or upon its Property, except such taxes, assessments and governmental charges as are being contested in good faith by appropriate proceedings and as to which appropriate reserves are maintained, except where such failure to so comply would not result in a Material Adverse Effect on the Borrower.

     7.8 MAINTENANCE OF PROPERTIES. The Borrower will, and will cause each Subsidiary to, do all things reasonably necessary to maintain, preserve, protect and keep its respective Property in good repair, working order and condition, normal wear and tear excepted, and make all necessary and proper repairs, renewals and replacements as may be reasonably necessary to conduct its business.

     7.9 INSPECTION/AUDITS. At any reasonable time and from time to time upon reasonable notice (but, in the absence of any Event of Default, no more than twice annually), the Borrower will, and will cause each Subsidiary to, permit the Agent, by its respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, its respective officers at such reasonable times and intervals as the Lenders may designate. The Borrower will also, and will cause its Subsidiaries to, cooperate in an audit of the Property of the Borrower and its Subsidiaries, all at the Borrower's expense.


                                      ARTICLE 8

                                  NEGATIVE COVENANTS

     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

     8.1 DEBT. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Debt, except:

     (i)       Debt of the Borrower under the Loan Documents;

     (ii)      Debt in existence on the date hereof, as set forth on Schedule 3;

     (iii)     trade Debt incurred in the ordinary course of business;

     (iv) Debt incurred to refinance all or a portion of the Loans and/or Letters of Credit as long as all proceeds are used to repay the Loans (or apply as cash collateral for outstanding Letters of Credit), the Debt is not senior or PARI PASSU in any way to the Loans or the Letters of Credit remaining outstanding and such Debt does not mature prior to the maturity of Loans and/or Letters of Credit remaining outstanding;

     (v)      Debt secured by Liens permitted pursuant to Section 8.8;

     (vi) Contingent Liabilities incurred in the ordinary course of the Borrower's business which does not exceed an aggregate principal amount of $3,000,000 at any one time outstanding;

     (vii) Debt and capital lease obligations for the purpose of acquiring or financing the acquisition of fixed or capital assets permitted hereunder;

     (viii) Debt under operating leases for real or personal property used in the Borrower's business as presently conducted;

     (ix) The endorsement of negotiable instruments for deposit or collection in the ordinary course of the Borrower's business or presently conducted; and

     (x) Debt owed by a Subsidiary to the Borrower or by the Borrower to a Subsidiary which does not exceed an aggregate principal amount of $3,000,000 at any one time outstanding.

     8.2 MERGER. The Borrower will not, nor will it permit any Subsidiary to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its Property, business or assets; provided that the Borrower may merge or consolidate with another Person if (i) the Borrower is the surviving corporation, (ii) the Borrower will be in pro forma compliance with all provisions of this Agreement subsequent to such merger or consolidation,
(iii) the Borrower shall have filed an SEC Report (if required to do so by law) and (iv) the Borrower will not engage in any material line of business substantially different from that engaged in the Closing Date; provided that the foregoing shall not be construed as prohibiting the merger of a Subsidiary into any other Subsidiary or into the Borrower.

     8.3 SALE OF ASSETS. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its respective Property, to any other Person except for (i) sales of inventory in the ordinary course of business for fair consideration and (ii) leases, sales or other dispositions of its respective Property that, together with all other

Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the term of this Agreement do not require the Borrower to file an SEC Report; provided that the foregoing shall not be construed as prohibiting a transfer of assets from a Subsidiary to the Borrower or the merger of a Subsidiary into any other Subsidiary or into the Borrower.

     8.4 SALE OF ACCOUNTS. Except for retail Accounts generated by the Borrower and its Subsidiaries in the ordinary course of business, which Accounts are factored through a local exchange carrier or any authorized billing service, the Borrower will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse, except that the Borrower or any of its Subsidiaries may assign accounts receivable (previously expended by the Borrower as bad debts) for collection, with or without recourse.

     8.5 ACQUISITIONS. The Borrower will not, nor will it permit any Subsidiary to, enter into any agreement, contract, binding commitment or other arrangement providing for any acquisition, or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any acquisition, unless:

     (i) the Person to be (or whose assets are to be) acquired does not oppose such Acquisition and the line or lines of business of the Person to be acquired are substantially the same as one or more line or lines of business conducted by the Borrower and its Subsidiaries as of the Closing Date,

     (ii) no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such acquisition on a pro forma basis and

     (iii) during the period from and including the Closing Date until the Facility Termination Date the aggregate consideration for each acquisition shall not exceed $15,000,000 in principal amount.

     8.6 AFFILIATES. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction; provided that the foregoing shall not be construed as prohibiting a transfer of assets from a Subsidiary to the Borrower or the merger of a Subsidiary into the Borrower.

     8.7 ERISA. The Borrower will not, and will not permit any Subsidiary, to have Unfunded Liabilities for any and all Plans maintained for or covering employees of the Borrower or any Subsidiary to exceed $1,000,000 in the aggregate at any time.

     8.8 ENCUMBRANCES AND LIENS. The Borrower and its Subsidiaries on a Consolidated Basis will not create, assume or suffer to exist any Lien (other than for taxes not delinquent) on Property of any kind, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except for (i) minor encumbrances, easements covenants, conditions, restrictions, encroachments, defects or irregularities in title on real property which do not materially affect its market value, (ii) existing Liens on the Borrower's personal property; (iii) future purchase money security interests encumbering only the property purchased; (iv) statutory liens of bankers, carriers, warehousemen, mechanics, materialmen, and other similar Liens imposed by law, which are incurred in the ordinary course of business for sums not more than 30 days delinquent or being contested in good faith; (v) deposits made in the ordinary course of business to secure liability to insurance carriers; (vi) attachment and judgment Liens securing claims less than $250,000 in the aggregate; and (vii) monetary obligations of the Borrower under any leasing or similar arrangement which, in accordance with Agreement Accounting Principles, is classified as a Capitalized Lease.

     8.9 LOANS, ADVANCES AND GUARANTIES. The Borrower will not, and will not permit any Subsidiary to, except in the ordinary course of business as currently conducted, make any loans or advances, become a guarantor or surety, pledge its credit or Properties in any manner or extend credit; provided that the foregoing shall not be construed as a limitation on guaranties or any Liens permitted hereunder.

     8.10 INVESTMENTS. The Borrower will not purchase the Debt of another Person or entity except as set forth in the Borrower's Corporate Investment Policy attached hereto as Schedule 4.

     8.11 DIVIDENDS AND DISTRIBUTIONS. The Borrower will not, and will not permit any of its Subsidiaries to, declare or pay any Distribution (other than Distributions payable solely in common stock, provided that each Subsidiary that is a wholly-owned Subsidiary of the Borrower may pay Distributions to its shareholder so long as no Default or Event of Default exists). In addition, the Borrower shall not, and shall not permit any of its Subsidiaries not to, redeem, convert, retire or otherwise acquire shares of any class of its capital stock. The Borrower shall not effect or permit any change in or amendment to any document or instrument pertaining to the terms of the capital stock of the Borrower.

                                      ARTICLE 9

                                       DEFAULTS

     The occurrence of any one or more of the following events shall constitute an "Event of Default":

     9.1 PAYMENT DEFAULTS. The Borrower shall fail to pay when due any payment of principal of any Loan or any reimbursement obligation (with respect to a drawing under a Letter of Credit) or, within 5 Business Days of when due, or interest or any other charge or fee required under the terms of this Agreement or the other Loan Documents.

     9.2 REPRESENTATIONS AND WARRANTIES. Any representation or warranty made by the Borrower under any Loan Document shall prove to have been incorrect or misleading in any material respect when made.

     9.3 OTHER LOAN DOCUMENT DEFAULTS. The Borrower shall fail to perform (i) any obligation set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 7.1, 7.2,
7.3, 7.6, 7.7, 7.9, 8.1, 8.2, 8.3, 8.4, 8.5, 8.8, 8.9, 8.10, and 8.11 of this
Agreement; or (ii) any other obligation contained in this Agreement or the other Loan Documents, and such failure shall continue for 30 days after the earlier of actual knowledge by the Borrower or written notice thereof from the Agent.

     9.4 BANKRUPTCY. (i) The Borrower shall fail to pay its Debts generally as they become due or shall file any petition or action for relief under any bankruptcy, insolvency, reorganization, moratorium, creditor composition law, or any other law for the relief of or relating to debtors; (ii) an involuntary petition under any bankruptcy law shall be filed against the Borrower and shall not be stayed, dismissed or discharged within 45 days of filing; or (iii) a custodian, receiver, trustee, assignee for the benefit or creditors, or other similar official, shall be appointed to take possession, custody or control of the Properties of either Borrower and not be dismissed or discharged with 45 days of appointment.

     9.5 OTHER AGREEMENTS. The Borrower shall fail to pay when due (whether at final maturity or as a result of acceleration) principal or interest payments then due under the terms of any bonds, notes, debentures or other agreements evidencing, in the aggregate, at least $2,000,000 of Debt (excluding, for purposes of this calculation, payments required under this Agreement or any of the other Loan Documents) and such non-payment shall continue beyond any period of grace provided with respect thereto, or the Borrower shall default in the observance or performance of any other agreement contained in any such bonds, notes, debentures or other agreements evidencing indebtedness, and the effect of such failure or default is to cause the indebtedness evidenced thereby to be accelerated by the holders thereof prior to its stated date of maturity.

     9.6 ERISA. Any Governmental Person shall take any action under ERISA or the Borrower fails to meet minimum funding requirements or any other event shall occur with respect to any Plan, that could have a Material Adverse Effect or that the unfunded liabilities exceed $250,000.

     9.7 JUDGMENTS. A final judgment or order for the payment of money in excess of $250,000 shall be rendered against the Borrower and the same shall remain undischarged for a period of 45 days during which execution shall not be effectively stayed, or any judgment, writ, warrant of attachment, or execution or similar process, shall be issued or levied against a substantial part of the Borrower's property and such judgment, writ, warrant of attachment, or execution or similar process, shall not be released, stayed, vacated, bonded or otherwise dismissed within 20 days after its issue or levy.

     9.8 LOAN DOCUMENTS. Any Loan Document shall fail to remain in full force or effect or any action shall be taken by the Borrower to discontinue or to assert the invalidity or unenforceability of any Loan Document.

     9.9  CHANGE OF CONTROL.  A Change of Control shall have occurred.

     9.10 MATERIAL ADVERSE EFFECT. The occurrence of any event or the taking of any action which results in a Material Adverse Effect on the Borrower.

                                      ARTICLE 10

                         ACCELERATION, WAIVERS AND AMENDMENTS


     10.1 ACCELERATION. If any Event of Default described in Section 9.4 occurs with respect to the Borrower, the obligations of the Lenders to make Loans and issue and participate in new Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Event of Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans and issue and participate in new Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives. All Lenders' funded and unfunded obligations hereunder shall be adjusted on a pro rata basis consistent with its respective Commitment Percentages.

     10.2 CASH COLLATERAL. To the extent that any Letters of Credit are outstanding at the time of any Event of Default, the Borrower shall deliver to the Agent, for the benefit of the Lenders, a cash collateral deposit in an amount equal to the aggregate Letter of Credit Amount for all Letters of Credit then outstanding.

     10.3 ADDITIONAL REMEDIES. The rights, powers and remedies given to the Agent and the Lenders hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to the Agent and the Lenders by law against the Borrower or any other Person, including but not limited to any Lender's right of setoff or banker's lien.

     10.4 AMENDMENTS. Subject to the provisions of this Article 10, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

     (i) Extend the maturity of any Loan or Note or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

     (ii)      Reduce the percentage specified in the definition of Required
               Lenders.

     (iii) Increase the amount of the Commitment of any Lender hereunder or permit the Borrower to assign its rights under this Agreement.

     (iv)      Release any of the Property pledged under the Loan Documents.

     (v)       Amend this Section 10.4.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fees required under Section 14.3(ii) without obtaining the consent of any other party to this Agreement.

     10.5 PRESERVATION OF RIGHTS. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan
Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 10.4, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.

                                      ARTICLE 11

                                  GENERAL PROVISIONS


     11.1 SURVIVAL OF REPRESENTATIONS. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans and issuance of the Letters of Credit herein contemplated.

     11.2 GOVERNMENTAL REGULATION. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

     11.3 HEADINGS. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

     11.4 ENTIRE AGREEMENT. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof.

     11.5 SEVERAL OBLIGATIONS; BENEFITS OF THIS AGREEMENT. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and its respective successors and assigns.

     11.6 EXPENSES; INDEMNIFICATION. The Borrower shall reimburse the Agent for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Agent and audit expenses), paid or incurred by the Agent in connection with the negotiation, documentation and syndication of this Agreement. The Borrower shall also reimburse the Agent and each Lender for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Agent and each Lender) paid or incurred by the Agent or any Lender in connection with the collection and enforcement of the Loan Documents. The Borrower further agrees to indemnify the Agent and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit hereunder, provided that no Person shall have the right to be indemnified hereunder for such Person's own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

     11.7 NUMBERS OF DOCUMENTS. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

     11.8 SEVERABILITY OF PROVISIONS. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     11.9 NONLIABILITY OF LENDERS. The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

     11.10 CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF CALIFORNIA, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     11.11 CONSENT TO JURISDICTION. SUBJECT TO SECTION 11.15 BELOW, THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR CALIFORNIA STATE COURT SITTING IN LOS ANGELES IN ANY ACTION OR

PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM SUBJECT TO SECTION 11.15 BELOW, NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION SUBJECT TO SECTION 11.15 BELOW. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN LOS ANGELES, CALIFORNIA.

     11.12 WAIVER OF JURY TRIAL. SUBJECT TO SECTION 11.15 BELOW, THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

     11.13 INTEGRATION CLAUSE. Except for documents and instruments specifically referenced herein, this Agreement constitutes the entire agreement among the Agent, the Lenders and the Borrower regarding the Loans and Letters of Credit and all prior communications verbal or written between the Borrower and the Agent or any Lender shall be of no further effect or evidentiary value.

     11.14 CONFIDENTIALITY. The Lenders shall take normal and reasonable precautions to maintain the confidentiality of all non-public information obtained pursuant to the requirements of this Agreement which has been identified as such by the Borrower but may, in any event, make disclosures (i) reasonably required by any bona fide transferee, assignee or participant in connection with the contemplated transfer or assignment of any of the Commitments or Loans or participations therein or participations in Letters of Credit, so long as such transferee, assignee or participant agrees to be bound by the terms hereof or (ii) as required or requested by any governmental agency or representative thereof or as required pursuant to any legal process or (iii) to its attorneys and accountants or (iv) as required by law or (v) in connection with litigation involving any Lender.

     11.15 DISPUTE RESOLUTION. It is understood and agreed that upon the request of any party hereto any dispute, claim, or controversy of any kind, whether in contract or in tort, statutory or common law, legal or equitable now existing or hereinafter arising out of, pertaining to or in connection with this Agreement or the other Loan Documents, or any related agreements, documents, or instruments, shall be resolved through final and binding arbitration administered by Judicial Arbitration & Mediation
Services, Inc. ("J.A.M.S."). The hearing shall be conducted at a location determined by the arbitrator in Los Angeles, California and shall be administered by and in accordance with the then existing Rules of Practice and Procedure of Judicial Arbitration & Mediation Services, Inc., and judgment upon any award rendered by the arbitrator may be entered by an State or Federal Court having jurisdiction thereof. The arbitrator shall determine which is the prevailing party or parties and shall include in the award that party's or parties' reasonable attorneys' fees and costs. As soon as practicable after selection of the arbitrator, the arbitrator or his/her designated representative shall determine a reasonable estimate of anticipated fees and costs of the arbitrator, and render a statement to each party setting forth that party's pro-rata share of said fees and costs. Thereafter each party shall, within ten days of receipt of said statement, deposit said sum with the arbitrator. Failure of any party to make such a deposit shall result in a forfeiture by the non-depositing party of the right to prosecute or defend that claim which is the subject of the arbitration, but shall not otherwise serve to abate, stay under this paragraph, nor any other provision of this dispute resolution provision, or limit the right of any party to obtain provisional or ancillary remedies such as injunctive relief from any court having jurisdiction before, during or after the pendency of any arbitration. The institution and maintenance of any action for the pursuit of provisional or ancillary remedies shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration.

                                      ARTICLE 12

                                      THE AGENT


     12.1 APPOINTMENT. Sanwa is hereby appointed Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the agent of such Lender. The Agent agrees to act as such upon the express conditions contained in this Article 12. The Agent shall not have a fiduciary relationship in respect of the Borrower or any Lender by reason of this Agreement.

     12.2 POWERS. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

     12.3 GENERAL IMMUNITY. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or its own gross negligence or willful misconduct.

     12.4 NO RESPONSIBILITY FOR LOANS, RECITALS, ETC. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in
Article 4 except receipt of items required to be delivered to the Agent; or
(iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

     12.5 ACTION ON INSTRUCTIONS OF LENDERS. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

     12.6 EMPLOYMENT OF AGENTS AND COUNSEL. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

     12.7 RELIANCE ON DOCUMENTS; COUNSEL. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

     12.8 AGENT'S REIMBURSEMENT AND INDEMNIFICATION. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to its respective Commitments (i) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (ii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. The obligations of the Lenders under this Section 12.8 shall survive payment of the Obligations and termination of this Agreement.

     12.9 RIGHTS AS A LENDER. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

     12.10 LENDER CREDIT DECISION. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     12.11 SUCCESSOR AGENT. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, with the consent (which shall not be unreasonably withheld) of the Borrower, if no Default has occurred and is continuing, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent.
If the Agent has resigned and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable
Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Agent, the provisions of this Article 10 shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

                                      ARTICLE 13

                               SETOFF; RATABLE PAYMENTS


     13.1 SETOFF. Upon the occurrence and during the continuance of any Event of Default, the Lenders are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by any Lender to or for the credit or the account of the Borrower against any and all obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether or not any Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of the Lenders under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lenders may have.

     13.2 RATABLE PAYMENTS. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 3.1 or 3.2) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to its Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.


                                      ARTICLE 14

                  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS


     14.1 SUCCESSORS AND ASSIGNS. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and its respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with
Section 14.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Agent and the Borrower may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 14.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

     14.2 PARTICIPATIONS.

          (i) PERMITTED PARTICIPANTS; EFFECT. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

          (ii) VOTING RIGHTS. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment or postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment.

          (iii) BENEFIT OF SETOFF. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in
     Section 13.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 13.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 13.2 as if each Participant were a Lender.

     14.3 ASSIGNMENTS.

          (i) PERMITTED ASSIGNMENTS. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more Eligible Assignees ("Purchasers") all or any part of its rights and obligations under the Loan Documents, provided, however, such assignments must be in a minimum amount at least equal to $2,000,000 and must be on a pro rata basis of all Obligations hereunder; provided, however, that if such

     Purchaser is a Lender or an Affiliate thereof, no minimum amount shall be applicable. Such assignment shall be substantially in the form of Exhibit C hereto or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld or delayed.
     Each such assignment shall comply with all applicable Governmental Rules.

          (ii) EFFECT; EFFECTIVE DATE. Upon (i) delivery to the Agent of a notice of assignment, substantially in the form attached as Exhibit I to Exhibit C hereto (a "Notice of Assignment"), together with any consents required by Section 14.3(i), and (ii) payment of a $3,000 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that it is an Eligible Assignee and that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this
     Section 14.3(ii), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting its Commitment, as adjusted pursuant to such assignment.

     14.4 DISSEMINATION OF INFORMATION. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries, provided that each prospective Transferee shall execute and deliver to the Agent a confidentiality agreement (in form and substance reasonably satisfactory to the Borrower and the Agent).

     14.5 TAX TREATMENT. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.21.


                                      ARTICLE 15

                                       NOTICES


     15.1 GIVING NOTICE. Except as otherwise permitted by Sections 2.13 and 2.14 with respect to borrowing notices and notices regarding conversion or continuation of Advances, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed or delivered to the Borrower and the Agent at its respective addresses set forth below its signature hereto and to each Lender at its address set forth on Schedule 1 hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

     15.2 CHANGE OF ADDRESS. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.


                                      ARTICLE 16

                                     COUNTERPARTS

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by telex or telephone, that it has taken such action.

     IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

                              STAR TELECOMMUNICATIONS, INC.



                              By:
                                  -----------------------------
                              Print Name: Kelly D. Enos

                              Title: Chief Financial Officer

                              223 East De La Guerra Street
                              Santa Barbara, California 93101
                              Attention:  Kelly D. Enos
                              Telecopier: (805) 966-7593



                              SANWA BANK CALIFORNIA,
                              as Agent and Lender



                              By:
                                  -----------------------------
                              Print Name: Robinson T. Kaspar
                              Title: Vice President

                              601 South Figueroa Street
                              Los Angeles, California 90017
                              Attention:  Robinson T. Kaspar
                              Telecopier: (213) 896-7282

                                      SCHEDULE 1

                        LENDERS AND APPLICABLE LENDING OFFICES

     LENDER              COMMITMENT     APPLICABLE LENDING OFFICE
     ------              ----------     -------------------------
Sanwa Bank               $25,000,000    601 South Figueroa Street
  California,                           Los Angeles, CA 90017
  Agent and Lender

                                        Attention:  Robinson T. Kaspar
                                                    Vice President
                                        Telecopier: (213) 896-7282

                     FIRST AMENDMENT TO CREDIT AGREEMENT

     This First Amendment to Credit Agreement (this "AMENDMENT"), dated as of March 18, 1998, is entered into among STAR TELECOMMUNICATIONS, INC., a Delaware corporation (the "BORROWER"), SANWA BANK CALIFORNIA, as the sole lender party to the Credit Agreement referred to below (the "LENDER") and SANWA BANK CALIFORNIA, as agent (the "AGENT").

                                   RECITALS

     A. The Borrower, the Lender and the Agent previously entered into that certain Credit Agreement dated as of September 30, 1997 (the "CREDIT AGREEMENT"). Capitalized terms used herein and not defined shall have the meanings assigned to them in the Credit Agreement.

     B. The Borrower, the Lender and the Agent desire to amend the Credit Agreement, among other things, to release the collateral pledged in connection therewith, to revise pricing, to add and amend certain provisions relating the Borrower's covenants thereunder and to amend the form of the Compliance Certificate set forth therein.

         Accordingly, the parties hereto agree as follows:

                                    AGREEMENT

     Section 1. AMENDMENTS TO THE CREDIT AGREEMENT. As of the date of this Amendment, the Credit Agreement shall be amended as follows:

     (a) The definition of the term "Account Debtor" in Section 1.1 of the Credit Agreement is deleted in its entirety.

     (b) The definition of the term "Applicable Margin" in Section 1.1 of the Credit Agreement is amended in its entirety to read as follows:

     "`APPLICABLE MARGIN': for each Fixed Rate Loan, as set forth below:

                                               Applicable
               Funded Debt Ratio Level           Margin
               -----------------------         ----------
                          1                        1.375%
                          2                        1.500%
                          3                        1.675%
                          4                        1.750%"

     (c) The definition of the term "Borrowing Base" in Section 1.1 of the Credit Agreement is amended in its entirety to read as follows:

     "'BORROWING BASE' shall mean, as at any date, the leaser of (i) 55% of the aggregate Eligible Accounts Receivable and (ii) the Aggregate Available Commitment."

     (d) The definition of the term "Eligible Account Receivable" in Section
1.1 of the Credit Agreement is amended in its entirety to read as follows:

     "'ELIGIBLE ACCOUNT RECEIVABLE' means those Accounts, net of finance charges, which have been earned by performance which are by their terms due and payable within 31 days, or less, from the date of the invoice, have been validly assigned to the Agent and strictly comply with all the Borrower's warranties and representations to the Lenders."

     (e) The following definitions are added to Section 1.1 of the Credit Agreement in the appropriate alphabetical orders:

     "'FUNDED DEBT RATIO' means for the Borrower and its Subsidiaries on a Consolidated Basis, determined as of the end of each fiscal quarter for the period of the four fiscal quarters then ended, the ratio of Funded Debt outstanding at such time to EBITDA."

     "'FUNDED DEBT RATIO LEVEL' means the following ratio levels: if the Funded Debt Ratio shall be less than .5:1.00, the Funded Debt Ratio Level shall be 1; if the Funded Debt Ratio shall be equal to or greater than .5:1.00 and less than .75:1.00, the Funded Debt Ratio Level shall be 2;
     if the Funded Debt Ratio Level shall be equal to or greater than .75:1.00 and less than 1.00:1.00 the Funded Debt Ratio Level shall be 3; and if the Funded Debt Ratio shall be equal to or greater than 1.00:1.00, the Funded Debt Ratio Level shall be 4."

     (f) The definition of the term "Loan Documents" in Section 1.1 of the Credit Agreement is amended in its entirety to read as follows:

     "'LOAN DOCUMENTS' means this Agreement, any Letter of Credit Requests, the Letters of Credit and the Notes executed by the Borrower in connection herewith and any other agreement executed by the Borrower in connection herewith, as such agreements and documents may be amended, supplemented and otherwise modified from time to time in accordance with the terms hereof."

     (g) The definition of the term "Security Agreement" in Section 1.1 of the Credit Agreement is deleted in its entirety.

     (h) The definition of the term "Swap-Check Account" in Section 1.1 of the Credit Agreement is deleted in its entirety.

     (i) The following is added to Section 2.16 of the Credit Agreement as a new paragraph immediately after the end of the first paragraph thereof.

     "For purposes of determining the Applicable Margin for each Fixed Rate Loan, interest rates shall be calculated on the basis of the Funded Debt Ratio set forth in the most recent quarterly Compliance Certificate delivered by the Borrower to the Agent pursuant to Section 7.1(iii), together with the accompanying required quarterly or annual financial statements. For accrued and unpaid interest only (no changes being made for interest payments previously made), changes in interest rates on the Fixed Rate Loans attributable to changes in the Applicable Margin caused by changes in the applicable Funded Debt Ratio Level shall be calculated upon the delivery of a quarterly Compliance Certificate pursuant to
     Section 7.1(iii), together with the accompanying required quarterly or annual financial statements, setting forth such Funded Debt Ratio and the applicable Funded Debt Ratio Level, and such change shall be effective from the first day of the Interest Period applicable to such Fixed Rate Loans subsequent to the delivery of such quarterly Compliance Certificate. If, for any reason, the Borrower shall fail to deliver a quarterly Compliance Certificate, together with the accompanying required quarterly or annual financial statements, setting forth the Funded Debt ratio and the applicable Funded Debt Ratio Level when due in accordance with
     Section 7.1(iii), and such failure shall continue for a period of twenty days, the Funded Debt Ratio Level shall be deemed to be Level 4, retroactive to the date on which the Borrower should have delivered such quarterly Compliance Certificate and shall continue until a Compliance Certificate indicating a different Funded Debt Ratio Level is delivered to the Agent."

     (j) Section 6.4 of the Credit Agreement is amended in its entirety to read as follows:

     "6.4 MINIMUM CURRENT RATIO. The Borrower and its Subsidiaries on a Consolidated Basis shall maintain at all times a ratio of Current Assets to Current Liabilities of not less than (i) 1.19:1.00 for the fiscal year ending as of December 31, 1997 and (ii) 1.20:1.00 at all other times."

     (k) Section 6.6 of the Credit Agreement is amended in its entirety to read as follows:

     "6.6 PROFITABILITY. The Borrower and its Subsidiaries on a Consolidated Basis shall not permit any quarterly loss in any fiscal year nor shall it permit any annual loss for any fiscal year."

     (1) Section 7.1(iii) of the Credit Agreement is amended in its entirety to read as follows:

     "Together with the financial statements required in Sections 7.1(i) and
     (ii), a compliance certificate in substantially the form of Exhibit B hereto (a "Compliance Certificate"), signed by an Authorized Officer showing the calculations necessary to determine compliance with this Agreement (including the Funded Debt Ratio as of the end of the applicable fiscal quarter for the period of the four fiscal quarters then ended and the applicable Funded Debt Ratio Level) and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof."

     (m) Schedule 5 to the Credit Agreement is deleted in its entirety.

     (n) Exhibit B to the Credit Agreement is amended in its entirety as set forth in Addendum II hereto.

     (o) Exhibit B to the Credit Agreement is amended in its entirety as set forth in Addendum II hereto.

     Section 2. TERMINATION OF SECURITY AGREEMENT. Notwithstanding anything to the contrary in the Security Agreement, the Security Agreement is terminated as of the date of this Amendment, and the Agent shall file appropriate UCC Termination Statements and release any collateral pledged in connection therewith.

     Section 3. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Agent and the Lender (and for the benefit of any other Lender from time to time party to the Credit Agreement) as follows:

     (a) the execution, delivery and performance of this Amendment have been duly authorized and approved by all necessary action;

     (b) this Amendment constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally:

     (c) the representations and warranties contained in Article 5 of the Credit Agreement are true and correct on and as of the date hereof as though made on and as of the date hereof, except to the extent any such representation or warranty shall be true and correct on and as of such earlier date; and

     (d) no Event of Default or Default has occurred and is continuing.

     Section 4. CONDITION PRECEDENTS. The effectiveness of this Amendment as of the date first above written is subject to the conditions precedent that the Agent has received (a) this Amendment duly executed by the Borrower and (b) the financial statements (and unqualified opinions of certified public accountants) specified in Section 7.1 (ii) of the Credit
Agreement with respect to the fiscal year ending December 31, 1997, showing no material change from any financial statements or other information previously provided by the Borrower to the Agent pursuant to the Credit Agreement.

     Section 5. MISCELLANEOUS

     (a) Except as expressly set forth herein, all provisions of the Credit Agreement and the other Loan Documents shall continue in full force and effect except that each reference to "the Credit Agreement" or words of like import in any Loan Document shall mean and be a reference to the Credit Agreement, as amended hereby.

     (b) This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts so executed and delivered shall be deemed to be an original, and all of which counterparts, taken together, shall constitute but one and the same Amendment.

     (c) This Amendment and the rights and obligations of the parties under this Amendment shall be governed by, and construed and interpreted in accordance with, the law of the State of California.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective duly authorized representatives as of the date first above written.


                                       STAR TELECOMMUNICATIONS, INC.




                                       By:       /s/ Kelly Enos
                                              --------------------------

                                       Name:         Kelly Enos
                                              --------------------------

                                       Title:        CFO
                                              --------------------------



                                       SANWA BANK CALIFORNIA,
                                       as Agent and as the Lender



                                       By:        /s/ Rob Keeper
                                             --------------------------

                                       Name:          Rob Keeper
                                             --------------------------

                                       Title:         V.P.
                                             --------------------------